UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒                                      Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement
☐ Confidential, for Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MRC GLOBAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐ Fee	paid previously with preliminary materials.

☐ Check	box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

ANDREW R. LANE

CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dear MRC Global Stockholders:

I am pleased to invite you to the first Annual Meeting of stockholders of MRC Global Inc. to be held on Wednesday, May 8, 2013, at 2:00 p.m., Eastern Daylight Time, at the Nosotri Room, Millenium Hilton Hotel, 55 Church Street, New York, New York 10007.

Details about the meeting and the business to be conducted during the meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. Also at the Annual Meeting we will provide a report on our operations, followed by a question-and-answer period.

Your vote is very important. Even if you cannot attend the Annual Meeting, please vote as soon as possible. You may vote by mail, over the internet, or by telephone. Voting will ensure your representation at the Annual Meeting regardless of whether you attend in person.

Thank you for your continued support and continued interest in MRC Global Inc.

Best regards,

Andrew R. Lane

April 1, 2013

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
GENERAL	- 1 -
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING	- 1 -
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	- 1 -
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	- 6 -
PROPOSAL I – PROPOSAL TO ELECT DIRECTORS	-10 -
CORPORATE GOVERNANCE AND BOARD MATTERS	- 16 -
CORPORATE GOVERNANCE	- 16 -
CODE OF ETHICS	- 17 -
BOARD OF DIRECTORS	- 18 -
DIRECTOR INDEPENDENCE	- 18 -
BOARD LEADERSHIP STRUCTURE	- 18 -
RISK OVERSIGHT	- 19 -
MEETINGS OF THE BOARD AND COMMITTEES	- 19 -
MEETINGS OF NON-MANAGEMENT DIRECTORS	- 19 -
COMMITTEES OF THE BOARD	- 19 -
LEGAL PROCEEDINGS	- 21 -
NON-EMPLOYEE DIRECTOR COMPENSATION	- 21 -
EXECUTIVE COMPENSATION	- 23 -
COMPENSATION DISCUSSION AND ANALYSIS	- 23 -
COMPENSATION COMMITTEE REPORT	- 32 -
RISK IN RELATION TO COMPENSATION PROGRAMS	- 32 -
EMPLOYMENT AGREEMENTS	- 32 -
SUMMARY COMPENSATION TABLE FOR 2012	- 34 -
GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2012	- 36 -
OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END	- 37 -
OPTION EXERCISES AND STOCK VESTED DURING 2012	- 38 -
NON-QUALIFIED DEFERRED COMPENSATION	- 38 -
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	- 39 -
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	- 45 -
TRANSACTIONS WITH THE GOLDMAN SACHS FUNDS	- 46 -
GOVERNANCE AGREEMENT	- 47 -
REGISTRATION RIGHTS AGREEMENT	- 47 -
TRANSACTIONS WITH PRIDECO	- 47 -
TRANSACTIONS WITH HANSFORD ASSOCIATES LIMITED PARTNERSHIP	- 48 -
GS ACQUISITION	- 48 -
RELATED PARTY TRANSACTION POLICY	- 48 -
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	- 49 -
REPORT OF THE AUDIT COMMITTEE	- 49 -
PROPOSAL II – ADVISORY VOTE ON EXECUTIVE COMPENSATION	- 50 -
PROPOSAL III – ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION	- 51 -
PROPOSAL IV – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	- 52 -
PRINCIPAL ACCOUNTING FEES AND SERVICES	- 52 -
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT AUDITORS	- 52 -
INCORPORATION BY REFERENCE	- 53 -
WEBSITE ACCESS TO REPORTS AND OTHER INFORMATION	- 53 -

MRC GLOBAL INC.

2 Houston Center, Suite 3100

909 Fannin Street

Houston, Texas 77010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 8, 2013

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of the stockholders of MRC Global Inc. will be held. Details for the meeting are as follows:

TIME	2:00 p.m., Eastern Daylight Time, on Wednesday, May 8, 2013

PLACE	Millenium Hilton Hotel, Nosotri Room, 55 Church Street, New York, New York 10007

ITEMS OF BUSINESS	I. To elect the 12 director nominees identified in this Proxy Statement each for a one-year term;

II. To conduct an advisory vote on the company’s executive compensation;

III. To conduct an advisory vote on the frequency of advisory votes on the company’s executive compensation;

IV. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013; and

V. The transaction of any other business as may properly come before the Annual Meeting or any reconvened meeting after adjournment.

RECORD DATE	You can vote and attend the Annual Meeting if you were a stockholder of record at the close of business on March 19, 2013.

ANNUAL REPORT	Our 2012 Annual Report, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement.

VOTING	Even if you intend to be present at the Annual Meeting, please promptly vote in one of the following ways so that your shares of common stock may be represented and voted at the Annual Meeting:

• Call the toll-free telephone number shown on the proxy card;

• Vote via the internet on the website shown on the proxy card; or

• Mark, sign, date, and return the enclosed proxy card in the postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 8, 2013:

The Annual Report and Proxy Statement are available at www.edocumentview.com/MRC.

By order of the Board of Directors,

Daniel J. Churay

Executive Vice President – Corporate Affairs,

General Counsel and Corporate Secretary

Houston, Texas

April 1, 2013

MRC GLOBAL INC.

2 Houston Center, Suite 3100

909 Fannin Street

Houston, Texas 77010

PROXY STATEMENT

GENERAL

We are furnishing this Proxy Statement to you as part of a solicitation by the Board of Directors (the “Board”) of MRC Global Inc., a Delaware corporation, for use at our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) and at any reconvened meeting after an adjournment or postponement of the meeting. We will hold the Annual Meeting in the Nosotri Room, Millenium Hilton Hotel, 55 Church Street, New York, New York 10007 on Wednesday, May 8, 2013, at 2:00 p.m., New York City, New York time. Unless the context otherwise requires, all references in this Proxy Statement to “MRC,” the “Company,” “we,” “us,” and “our” refer to MRC Global Inc. and its consolidated subsidiaries.

Our telephone number is 713-655-1005 or 877-294-7574, and our mailing address is 2 Houston Center, Suite 3100, 909 Fannin Street, Houston, Texas 77010. Our website is located at www.mrcglobal.com. Information on our website does not constitute part of this Proxy Statement.

As permitted by the rules of the Securities and Exchange Commission (“SEC”), we have elected to send you this full set of proxy materials, including a proxy card, and additionally to notify you of the availability of these proxy materials on the internet. This Proxy Statement and our 2012 Annual Report are available at www.edocumentview.com/MRC, which does not have “cookies” that identify visitors to the site.

We expect to mail this Proxy Statement and accompanying proxy card to stockholders of our common stock beginning on April 1, 2013.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

At the Annual Meeting, you will consider and vote upon:

I.	The election of the 12 director nominees identified in this Proxy Statement each for a one-year term;

II.	An advisory vote on the Company’s executive compensation;

III.	An advisory vote on the frequency of advisory votes on the Company’s executive compensation;

IV.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013; and

V.	The transaction of any other business as may properly come before the Annual Meeting or any reconvened meeting after an adjournment.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these materials?

A:	You are receiving these materials because, at the close of business on March 19, 2013 (the “Record Date”), you owned shares of MRC common stock. All stockholders of record on the Record Date are entitled to attend and vote at the Annual Meeting. Each stockholder will have one vote on each matter for every share of common stock owned on the Record Date. On the Record Date, we had 101,637,049 shares of common stock outstanding. (Any shares held in our treasury on the Record Date are not considered outstanding and will not be voted or considered present at the meeting.)

Q:	What information is contained in this Proxy Statement?

A:	This Proxy Statement includes information about the nominees for director and other matters to be voted on at the Annual Meeting. It also explains the voting process and requirements; describes the compensation of the principal executive officer, the principal financial officer, and the three other most highly compensated officers (collectively referred to as our “Named Executive Officers” or “NEOs”); describes the compensation of our directors; and provides certain other information that SEC rules require.

Q:	What matters am I voting on, how may I vote on each matter and how does the Board recommend that I vote on each matter?

A:	The following table sets forth each of the proposals you are being asked to vote on, how you may vote on each proposal and how the Board recommends that you vote on each proposal:

Proposal	How may I vote?	How does the Board recommend that I vote?
I. The election of the 12 director nominees identified in this Proxy Statement each for a one-year term.

You may:

(i) vote FOR the election of all nominees named herein;

(ii) withhold authority to vote for all such nominees; or

(iii) vote FOR the election of all such nominees other than any nominees with respect to whom the vote is specifically withheld by indicating in the space provided on the proxy.

The Board recommends that you vote FOR the director nominees.

II. An advisory vote on executive compensation.	You may vote FOR or AGAINST the advisory vote on executive compensation, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the approval, on an advisory basis, of the Company’s executive compensation.

III. An advisory vote on the frequency of advisory votes on the Company’s executive compensation.	You may vote in favor of the Company seeking an advisory vote on executive compensation EVERY YEAR, EVERY TWO YEARS, or EVERY THREE YEARS, or you may indicate you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote in favor of the Company seeking an advisory vote on executive compensation EVERY YEAR.

IV. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.	You may vote FOR or AGAINST the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2013.

We are not aware of any matter to be presented at the Annual Meeting that is not included in this Proxy Statement. However, your proxy authorizes the persons named on the proxy card to take action on additional matters that may properly arise. These individuals will exercise their best judgment to vote on any other matter, including a question of adjourning the Annual Meeting.

Q.	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A.	If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are a stockholder of record, and Computershare sent to you directly the Company’s proxy materials, including a proxy card.

If you hold your shares with a broker or in an account at a bank, then you are a beneficial owner of shares held in “street name.” Your broker or bank, who is considered the stockholder of record for purposes of voting at the Annual Meeting, forwarded to you the Company’s proxy materials. Your broker or bank should also have provided you with instructions for directing the broker or bank how to vote your shares.

Q:	How do I vote if I am a stockholder of record?

A:	As a stockholder of record, you may vote your shares in any one of the following ways:

•	Call the toll-free number shown on the proxy card;

•	Vote on the internet on the website shown on the proxy card;

•	Mark, sign, date, and return the enclosed proxy card in the postage-paid envelope; or

•	Vote in person at the Annual Meeting.

Q:	How do I vote if I am a beneficial owner?

A:	As the beneficial owner, you have the right to direct your broker or bank how to vote your shares by following the instructions that your broker or bank sent to you. You will receive proxy materials and voting instructions for each account that you have with a broker or bank. As a beneficial owner, if you wish to change the directions that you have provided your broker or bank, you should follow the instructions that your broker or bank sent to you.

As a beneficial owner, you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed legal proxy from your broker or bank giving you the right to vote the shares.

Q:	Will my shares held in street name be voted if I do not tell my broker or bank how I want them voted?

A:	Under the rules of the New York Stock Exchange (“NYSE”), if you are a beneficial owner, your broker or bank only has discretion to vote on certain “routine” matters without your voting instructions. The proposal to ratify Ernst & Young LLP as our independent registered public accounting firm is considered a routine matter. However, the election of directors, the advisory vote on the Company’s executive compensation, and the advisory vote on the frequency of advisory votes on the Company’s executive compensation are not considered routine matters. Accordingly, your broker or bank will not be permitted to vote your shares on these matters unless you provide proper voting instructions.

Q:	What if I return my proxy card or vote by internet or phone but do not specify how I want to vote?

A:	If you are a stockholder of record and sign and return your proxy card or complete the internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

I.	FOR the election of the director nominees.

II.	FOR the approval, on an advisory basis, of the Company’s executive compensation.

III.	FOR the approval, on an advisory basis, of the frequency of advisory votes on the Company’s executive compensation EVERY YEAR.

IV.	FOR the approval ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.

Q:	Can I change my vote or revoke my proxy?

A:	If you are a stockholder of record, you can change your vote within the regular voting deadlines by voting again by telephone or on the internet, executing and returning a later dated proxy, or attending the Annual Meeting and voting in person. If you are a stockholder of record, you can revoke your proxy by delivering a written notice of your revocation to our corporate secretary at 2 Houston Center, Suite 3100, 909 Fannin Street, Houston, Texas 77010.

Q:	What shares are included on my proxy card?

A:	You will receive one proxy card for all the shares of common stock that you hold as a stockholder of record (in certificate form or in book-entry form).

If you hold your shares in street name, you will receive voting instructions for each account you have with a broker or bank.

Q:	How may I obtain directions to attend the Annual Meeting?

A:	If you need assistance with directions to attend the Annual Meeting, call us at 713-655-1005 or 877-294-7574 or write us at MRC Global Inc., 2 Houston Center, Suite 3100, 909 Fannin Street, Houston, Texas 77010, Attn: Corporate Secretary.

Q:	What is the quorum requirement for the Annual Meeting?

A:	There must be quorum to take action at the Annual Meeting (other than action to adjourn or postpone the meeting for lack of a quorum). A quorum will exist at the Annual Meeting if stockholders holding a majority of the shares entitled to vote at the Annual Meeting are present in person or by proxy. Stockholders of record who return a proxy or vote in person at the meeting will be considered part of the quorum. Abstentions are counted as “present” for determining a quorum. Uninstructed broker votes, also called “broker non-votes,” are also counted as “present” for determining a quorum so long as there is at least one matter that a broker may vote on without specific instructions from a beneficial owner. See “Will my shares held in street name be voted if I do not tell my broker how I want them voted?”

Q:	What is the voting requirement to approve each of the proposals?

A:	The following table sets forth the voting requirement with respect to each of the proposals:

Proposal	Voting Requirement
I. The election of the 12 director nominees identified in this Proxy Statement each for a one-year term.	Each director must be elected by a plurality of the votes cast.

II. An advisory vote on the Company’s executive compensation.	To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

III. An advisory vote on the frequency of advisory votes on the Company’s executive compensation.	To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

IV. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.	To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

Other matters that may properly come before the Annual Meeting may require more than a majority vote under our bylaws, our Restated Certificate of Incorporation, the laws of Delaware or other applicable laws.

Q:	How will the votes be counted?

A:	Abstentions from voting on the election of a director nominee will not be considered a vote cast with respect to that director’s election and, therefore, will not be counted in determining whether the director received a plurality of the votes cast. Abstentions from voting on any other proposal will have the same effect as a vote against that proposal.

Broker non-votes (i.e., shares held by brokers or nominees that cannot be voted because the beneficial owner did not provide specific voting instructions) will be treated as not present and not entitled to vote.

Q:	Who will count the votes?

A:	A representative of Computershare will act as the inspector of elections and count the votes.

Q:	Where can I find the voting results of the meeting?

A:	We will announce the preliminary voting results at the meeting. We also will disclose the final voting results in a Form 8-K within four business days after the Annual Meeting.

Q:	May I propose actions for consideration at the 2014 meeting of stockholders?

A:

Yes. For your proposal to be considered for inclusion in our Proxy Statement for the 2014 meeting, we must receive your written proposal no later than December 2, 2013. If we change the date of the 2014 Annual

Meeting by more than 30 days from the anniversary of the date of this year’s Annual Meeting, then the deadline to submit proposals will be a reasonable time before we begin to print and mail our proxy materials. Your proposal, including the manner in which you submit it, must comply with SEC regulations regarding stockholder proposals.

If you wish to raise a proposal (including a director nomination) from the floor during our 2014 Annual Meeting of stockholders, we must receive a written notice of the proposal between January 8, 2014 and February 7, 2014. Your submission must contain the additional information that our bylaws require. Proposals should be addressed to our Corporate Secretary at 2 Houston Center, Suite 3100, 909 Fannin Street, Houston, Texas 77010.

Q:	Who is paying for this proxy solicitation?

A:	Our Board is soliciting your proxy. We expect to solicit proxies in person, by telephone, or by other electronic means. We have retained Morrow & Co. to assist in this solicitation. We expect to pay Morrow & Co. an estimated $7,500 in fees, plus expenses and disbursements.

We will pay the expenses of this proxy solicitation, including the cost of preparing and mailing the Proxy Statement and accompanying proxy card. These expenses may include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding proxy materials to beneficial owners of our common stock.

Q:	Are you “householding” for stockholders sharing the same address?

A:	The SEC’s rules permit us to deliver a single copy of this Proxy Statement and our 2012 Annual Report to an address that two or more stockholders share. This method of delivery is referred to as “householding” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail that you receive. We will deliver only one Proxy Statement and 2012 Annual Report to multiple registered stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders. We will still send each stockholder an individual proxy card.

If you would like to receive more than one copy of this Proxy Statement and our 2012 Annual Report, we will promptly send you additional copies upon request directed to our transfer agent, Computershare. You can call Computershare toll free at 1-800-962-4284. You can call the same phone number to notify us that you wish to receive a separate Annual Report or Proxy Statement in the future or to request delivery of a single copy of any materials if you are receiving multiple copies now.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table presents information regarding beneficial ownership of our common stock as of March 19, 2013 by:

•	each of our directors;

•	each of our Named Executive Officers;

•	each stockholder that we know to beneficially hold five percent or more of our common stock; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities that the table names have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this report are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the business address for each of our beneficial owners is c/o MRC Global Inc., 2 Houston Center, 909 Fannin Street, Suite 3100, Houston, Texas 77010.

Name and Address	Number of Shares Beneficially Owned	Percent
PVF Holdings(1)	29,082,208	28.6%

The Goldman Sachs Group, Inc.(1)	29,082,208	28.6%
200 West Street, New York, New York 10282

Andrew R. Lane(2)	883,557	*

James E. Braun(3)	12,666	*

Daniel J. Churay(4)	4,791	*

James F. Underhill(5)	20,370	*

Neil P. Wagstaff(6)	20,400	*

Leonard M. Anthony(7)	34,645	*

Rhys J. Best(8)	20,413	*

Peter C. Boylan, III(9)	19,065	*

Henry Cornell(1)	29,082,208	28.6%

Christopher A.S. Crampton(1)	29,082,208	28.6%

John F.X. Daly(1)	29,082,208	28.6%

Craig Ketchum(10)	—	—

Gerard P. Krans(11)	1,348	*

Dr. Cornelis A. Linse(12)	13,484	*

John A. Perkins(13)	29,809	*

H.B. Wehrle, III(14)	—	—

All directors and executive officers, as a group (20 persons)(15)	30,250,388	29.8%

Alan Fournier and Pennant Capital Management, L.L.C.(16)	6,994,971	6.9%

Select Equity Group, Inc., Select Offshore Advisors, LLC and George S. Loening, the controlling shareholder(17)	6,375,054	6.3%

*	Less than 1%.
(1)

PVF Holdings, LLC, a Delaware limited liability company (“PVF Holdings”), directly owns 29,082,208 shares of our common stock. GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG, GS Capital Partners V Institutional, L.P., GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Parallel, L.P., and GS Capital Partners VI GmbH & Co. KG (collectively, the “Goldman Sachs Funds”) are members of PVF Holdings and own common units of PVF Holdings. The Goldman Sachs Funds’ common units in PVF Holdings correspond to 17,467,495 shares of our common stock. The Goldman Sachs Group, Inc., and

Goldman, Sachs & Co. may be deemed to beneficially own indirectly, in the aggregate, all of the common stock owned by PVF Holdings because:

(i)	affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member of the Goldman Sachs Funds; and

(ii)	the Goldman Sachs Funds control PVF Holdings and have the power to vote or dispose of all of the common stock of the Company owned by PVF Holdings. Goldman, Sachs & Co. is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc.

Goldman, Sachs & Co. is the investment manager of certain of the Goldman Sachs Funds. Shares of common stock that may be deemed to be beneficially owned by the Goldman Sachs Funds that correspond to the Goldman Sachs Funds’ common units of PVF Holdings consist of:

•	4,916,777 shares of common stock deemed to be beneficially owned by GS Capital Partners V Fund, L.P. and its general partner, GSCP V Advisors, L.L.C.;

•	2,539,801 shares of common stock deemed to be beneficially owned by GS Capital Partners V Offshore Fund, L.P. and its general partner, GSCP V Offshore Advisors, L.L.C.;

•	1,686,029 shares of common stock deemed to be beneficially owned by GS Capital Partners V Institutional, L.P. and its general partner, GS Advisors V, L.L.C.;

•	194,933 shares of common stock deemed to be beneficially owned by GS Capital Partners V GmbH & Co. KG and its managing limited partner, GS Advisors V, L.L.C.;

•	3,794,988 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Fund, L.P. and its general partner, GSCP VI Advisors, L.L.C.;

•	3,156,537 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Offshore Fund, L.P. and its general partner, GSCP VI Offshore Advisors, L.L.C.;

•	1,043,556 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Parallel, L.P. and its general partner, GS Advisors VI, L.L.C.; and

•	134,874 shares of common stock deemed to be beneficially owned by GS Capital Partners VI GmbH & Co. KG and its managing limited partner, GS Advisors VI, L.L.C.

Henry Cornell, John F.X. Daly and Christopher A.S. Crampton are Managing Directors of Goldman, Sachs & Co. Messrs. Cornell, Daly and Crampton, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaims beneficial ownership of the shares of common stock that PVF Holdings and the Goldman Sachs Funds directly or indirectly own, except to the extent of their pecuniary interest therein, if any.

(2)	Mr. Lane owns no shares of our common stock directly. In September 2008, Mr. Lane invested $3 million to acquire 85,109 shares of common stock, which are currently owned through a limited partnership. Additionally, Mr. Lane owns 138,850 shares of restricted common stock and options to purchase 659,598 shares of our common stock, which are exercisable within the next 60 days, through a limited partnership.
(3)	Mr. Braun owns 5,000 shares of our common stock directly and 7,666 shares of restricted common stock.
(4)	Mr. Churay owns 4,791 shares of restricted common stock.
(5)	Mr. Underhill owns 5,000 shares of our common stock directly and 5,324 shares of restricted common stock. Mr. Underhill owns 32,979 shares indirectly through his ownership of common units and profits units in PVF Holdings. Mr. Underhill does not have the power to vote or dispose of shares of our common stock that correspond to his ownership of common units in PVF Holdings and, thus, does not have beneficial ownership of the shares. Mr. Underhill’s profits units do not give him beneficial ownership of any shares of our common stock because the profits units do not give Mr. Underhill the power to vote or dispose of the shares. Mr. Underhill owns options to purchase 10,046 shares of our common stock, which are exercisable within the next 60 days.
(6)

Mr. Wagstaff owns 3,069 shares of restricted common stock. Mr. Wagstaff owns 268,507 shares indirectly through his ownership of common units in PVF Holdings. Mr. Wagstaff does not have the power to vote or dispose of shares of our common stock that correspond to his ownership of common units in PVF Holdings and, thus, does not have beneficial ownership of the shares. Mr. Wagstaff owns options to purchase 17,331 shares of our common stock, which are exercisable within the next 60 days.
(7)	Mr. Anthony owns 14,184 shares of our common stock and 13,440 shares of MRC restricted common stock directly. Mr. Anthony also owns options to purchase 7,021 shares of our common stock, which are exercisable within the next 60 days.
(8)	Mr. Best owns no shares of common stock directly. Mr. Best owns 10,917 shares indirectly due to his limited liability company’s ownership of common units in PVF Holdings. Mr. Best does not have the power to vote or dispose of shares of our common stock that correspond to the limited liability company’s ownership of common units in PVF Holdings and, thus, does not have beneficial ownership of the shares. Mr. Best also owns options to purchase 20,413 shares of our common stock, which are exercisable within the next 60 days.
(9)	Mr. Boylan owns no shares of common stock directly. Mr. Boylan owns 21,834 shares indirectly through his ownership of common units in PVF Holdings. Mr. Boylan does not have the power to vote or dispose of shares of common stock that correspond to his ownership of common units in PVF Holdings and, thus, does not have beneficial ownership of the shares. Mr. Boylan also owns options to purchase 19,065 shares of our common stock, which are exercisable within the next 60 days.
(10)	Mr. Ketchum owns no shares of common stock directly. Mr. Ketchum owns common units and profits units in PVF Holdings both directly and through a limited liability company that correspond to 996,451 shares of our common stock. Mr. Ketchum does not have the power to vote or dispose of shares of our common stock that correspond to his ownership or his limited liability company’s ownership of common units in PVF Holdings and, thus, does not have beneficial ownership of the shares. Mr. Ketchum’s profits units do not give Mr. Ketchum beneficial ownership of any shares of our common stock because the profits units do not give Mr. Ketchum the power to vote or dispose of the shares.
(11)	Mr. Krans owns no shares of common stock directly. Mr. Krans owns 1,834,801 shares indirectly through his ownership of common units in PVF Holdings. Mr. Krans does not have the power to vote or dispose of shares of our common stock that correspond to his ownership of common units in PVF Holdings and, thus, does not have beneficial ownership of the shares. Mr. Krans also owns options to purchase 1,348 shares of our common stock, which are exercisable within the next 60 days.
(12)	Dr. Linse owns 10,787 shares of common stock directly. Dr. Linse also owns options to purchase 2,697 shares of our common stock, which are exercisable within the next 60 days.
(13)	Mr. Perkins owns 21,853 shares of our common stock and 5,771 shares of MRC restricted common stock directly. Mr. Perkins also owns options to purchase 2,185 shares of our common stock, which are exercisable within the next 60 days.
(14)	Mr. Wehrle owns no shares of our common stock directly. Mr. Wehrle owns 477,536 shares through his ownership of common units and profits units in PVF Holdings. Mr. Wehrle does not have the power to vote or dispose of shares of our common stock that correspond to his ownership of common units in PVF Holdings and, thus, does not have beneficial ownership of the shares. Mr. Wehrle’s profits units do not give Mr. Wehrle beneficial ownership of any shares of our common stock because the profits units do not give Mr. Wehrle the power to vote or dispose of the shares.
(15)	The number of shares of our common stock that all of our directors and executive officers, as a group, own reflects:

•	all shares of our common stock directly owned by PVF Holdings, with respect to which Henry Cornell, John F.X. Daly and Christopher A.S. Crampton may be deemed to share beneficial ownership;

•

85,109 shares of unrestricted MRC common stock, 138,850 shares of restricted MRC common stock and options to purchase 659,598 shares of our common stock that Andrew R. Lane, Chairman, President and Chief Executive Officer and a director of MRC Global Inc., holds through a limited partnership;

•	5,000 shares of unrestricted MRC common stock and 7,666 shares of restricted common stock that James E. Braun, Executive Vice President and Chief Financial Officer holds;

•	4,791 shares of restricted common stock that Daniel J. Churay, Executive Vice President – Corporate Affairs, General Counsel and Corporate Secretary holds;

•

5,000 shares of unrestricted MRC common stock, 5,324 shares of restricted common stock and options to purchase 10,046 shares of our common stock that James F. Underhill, Executive Vice President and Chief Operating Officer – United States, holds.;

•	3,069 shares of restricted common stock and options to purchase 17,331 shares of our common stock that Neil P. Wagstaff, Executive Vice President of International Operations, holds;

•	14,184 shares of unrestricted MRC common stock, 13,440 shares of restricted MRC common stock and options to purchase 7,021 shares of our common stock that Leonard Anthony, director of MRC, holds;

•	options to purchase 20,413 shares of our common stock that Rhys J. Best, director of MRC, holds;

•	options to purchase 19,065 shares of our common stock that Peter C. Boylan, III, director of MRC, holds;

•	options to purchase 1,348 shares of our common stock that Gerard P. Krans, director of MRC, holds;

•	10,787 shares of unrestricted MRC common stock and options to purchase 2,697 of our common stock that Dr. Cornelis A. Linse, a director of MRC, holds;

•	21,853 shares of unrestricted MRC common stock, 5,771 shares of restricted MRC common stock and options to purchase 2,185 shares of our common stock that John Perkins, director of MRC, holds; and

•	2,500 shares of unrestricted MRC common stock, 19,287 shares of restricted MRC common stock and options to purchase 85,845 shares of our common stock that other executive officers hold.
(16)	On February 14, 2013, Alan Fournier and Pennant Capital Management, L.L.C. filed schedule 13G with the Securities and Exchange Commission reporting shared beneficial ownership of 6,994,971 shares of common stock, which represents 6.9% of MRC Global’s outstanding common stock.
(17)	On February 14, 2013, Select Equity Group, Inc., Select Offshore Advisors, LLC and George S. Loening, the controlling shareholder of Select and Select Offshore, filed schedule 13G with the Securities and Exchange Commission reporting collective beneficial ownership of 6,375,054 shares of common stock, which represents 6.3% of MRC’s outstanding common stock. Select Equity Group, Inc. reported 3,491,274 shares of common stock and Select Offshore Advisors, LLC reported 2,883,780 shares of common stock.

PROPOSAL I –

PROPOSAL TO ELECT DIRECTORS

At the Annual Meeting, our stockholders will elect 12 directors to hold office until the 2014 Annual Meeting, or until their successors are elected and qualified, their earlier retirement, removal or death. Each director has served continuously since the date of his appointment. All nominees have consented to being named in this Proxy Statement and to serve if elected.

If any nominee should be unable or unwilling to stand for election as a director, it is intended that the common stock represented by proxies will be voted for the election of a substitute that the Board may nominate.

Andrew R. Lane Director since September 2008	53

Mr. Lane has served as our president and chief executive officer (“CEO”) since September 2008 and our chairman of the Board since December 2009. He has also served as a director of MRC Global Inc. since September 2008. From December 2004 to December 2007, he served as executive vice president and chief operating officer of Halliburton Company, where he was responsible for Halliburton’s overall operational performance, managed over 50,000 employees worldwide and oversaw the integration of several mergers and acquisitions. Prior to that, he held a variety of leadership roles within Halliburton, serving as president and CEO of Kellogg Brown & Root, Inc. from July 2004 to November 2004, as senior vice president, global operations of Halliburton Energy Services Group from April 2004 to July 2004, as president of the Landmark Division of Halliburton Energy Services Group from May 2003 to March 2004, and as president and CEO of Landmark Graphics Corporation from April 2002 to April 2003. He was also chief operating officer of Landmark Graphics from January 2002 to March 2002 and vice president, production enhancement PSL, completion products PSL and tools/testing/TCP of Halliburton Energy Services Group from January 2000 to December 2001. Mr. Lane served as a director of KBR, Inc. from June 2006 to April 2007. He began his career in the oil and natural gas industry as a field engineer for Gulf Oil Corporation in 1982, and later worked as a production engineer in Gulf Oil’s Pipeline Design and Permits Group. Mr. Lane received a B.S. in mechanical engineering from Southern Methodist University in 1981 (cum laude). He also completed the Advanced Management Program (A.M.P.) at Harvard Business School in 2000. He is a member of the executive board of the Southern Methodist University School of Engineering.

Mr. Lane is uniquely qualified to serve as one of our directors due to his extensive executive and leadership experience in the oil and natural gas industry and his deep knowledge of our operations.

Leonard M. Anthony Director since October 2008	58

Mr. Anthony served as the president and CEO of WCI Steel, Inc., an integrated producer of custom steel products, from December 2007 to October 2008. He was also a member of the board of directors of WCI Steel from December 2007 to October 2008. Mr. Anthony has more than 25 years of financial and operational management experience. From April 2005 to August 2007, Mr. Anthony was the executive vice president and chief financial officer of Dresser-Rand Group Inc., a global supplier of rotating equipment solutions to the oil, natural gas, petrochemical and processing industries. From May 2003 to April 2005, he served as chief financial officer of International Steel Group Inc. From 1979 to 2003, he worked at Bethlehem Steel Corporation, where he held various managerial and leadership positions. Mr. Anthony had been the vice president of finance and treasurer of Bethlehem from October 1999 to September 2001 and senior vice president and chief financial officer from October 2001 to its acquisition by International Steel in April 2003, where he assumed the role of chief financial officer and treasurer. Mr. Anthony also serves as Chairman of the board of TechPrecision Corp (TPCS), where he is a member of the Audit

Committee and Compensation Committee, and the board of NanoSteel Company. Mr. Anthony earned a bachelor of science in accounting from Pennsylvania State University, a masters of business administration from the Wharton School of the University of Pennsylvania and an A.M.P. from Harvard Business School.

Mr. Anthony has extensive experience at multiple levels of financial control, planning and reporting and risk management for large corporate enterprises.

Rhys J. Best Director since December 2007	66

From 1999 until June 2004, Mr. Best was chairman, president and CEO of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and natural gas, industrial, automotive and power generation industries. From June 2004 until United States Steel Corporation acquired Lone Star in June 2007, Mr. Best was chairman and CEO of Lone Star. Mr. Best retired in June 2007. Before joining Lone Star in 1989, Mr. Best held several leadership positions in the banking industry. Mr. Best graduated from the University of North Texas with a bachelor of business administration and earned a masters of business administration from Southern Methodist University. He is a member of the board of directors of Cabot Oil & Gas Corporation, an independent natural gas producer, Trinity Industries, which owns a group of businesses providing products and services to the industrial, energy, transportation and construction sectors, and Austin Industries, Inc., a private Dallas-based general construction company (for which he is the non-executive chairman of the board of directors). He is also a member of the board of directors of Commercial Metals Corporation, a producer and marketer of scrap metals and metal products and chairman (non-executive) of the board of directors of Crosstex Energy, L.P., an independent midstream energy services company. He is also involved in a number of industry-related and civic organizations, including the Petroleum Equipment Suppliers Association (for which he has previously served as chairman) and the Maguire Energy Institute of Southern Methodist University. He serves on the board of advisors of the College of Business Administration at the University of North Texas.

Mr. Best has extensive executive and leadership experience in overseeing the production and marketing of pipes and fittings in the oil and natural gas industry.

Peter C. Boylan, III Director since August 2010	48

In April 2012 Mr. Boylan became Co-founder, Director, President and CEO of Cypress Energy Partners, LLC, an environmental and water solutions company serving the oil and gas industry. Since March 2002, Mr. Boylan has been the CEO of Boylan Partners, LLC, a provider of investment and advisory services. From 1994—2004, Mr. Boylan served in a variety of senior executive management positions of various public and private companies controlled by Liberty Media Corporation, including serving as a board member, Chairman, President, CEO, COO and CFO of several different companies. Mr. Boylan currently serves on the board of directors of publicly traded BOK Financial Corporation, a $27.5 billion regional financial services and bank holding company, and Cypress Energy Partners, LLC. Mr. Boylan has also served on a number of other public and private company boards of directors over the last 20 years. In 2004, after a federal judge dismissed an SEC civil suit filed against Mr. Boylan in the United States District Court for the Central District of California (Western Division), he entered into court ordered mediation with the SEC leading to a civil settlement and a Final Judgment against Mr. Boylan, enjoining him from violating the anti-fraud, books and records and other provisions of the federal securities laws and ordering the payment of $600,000 in disgorgement and civil penalties. Mr. Boylan consented to the entry of the order without admitting or denying any wrongdoing. The Final Judgment and settlement had no officer and director bar. The judgment against Mr. Boylan arose out of a complaint filed against Mr. Boylan and other executive officers by the SEC, alleging that Mr. Boylan and other executive officers violated various provisions of the U.S. securities laws during his tenure as co-president, co-chief operating officer and director of Gemstar-TV Guide International, Inc. (“Gemstar”) from July 2000 to April 2002. Gemstar indemnified Mr. Boylan for legal fees and expenses.

Mr. Boylan has extensive corporate senior executive management and leadership experience, and specific expertise with accounting, finance, audit, risk and compensation committee service, intellectual property, corporate development, health care, media, cable and satellite TV, software development, technology, and civic and community service.

Henry Cornell Director since November 2006	56

Mr. Cornell is a Managing Director of Goldman, Sachs & Co. He is the Chief Operating Officer of Goldman Sachs’ Merchant Banking Division, which includes all of the firm’s corporate, real estate and infrastructure investment activities, and is a member of the global Merchant Banking Investment Committee. Mr. Cornell also serves on the board of directors of The First Marblehead Corporation, Kenan Advantage Group, Apple American Group, ProSight Specialty Insurance, Kinder Morgan, Inc. and USI Holdings Corporation. Mr. Cornell is the chairman of The Citizens Committee of New York City, treasurer and trustee of the Whitney Museum of American Art, a member of The Council on Foreign Relations, trustee emeritus of the Asia Society, trustee emeritus of the Japan Society and a member of Sotheby’s International Advisory Board. He earned a bachelor of arts from Grinnell College in 1976 and a juris doctorate from New York Law School in 1981. Mr. Cornell practiced law with the firm of Davis, Polk & Wardwell from 1981 to 1984 in New York and London. Mr. Cornell joined Goldman, Sachs & Co. in 1984.

Mr. Cornell brings extensive experience in corporate investment, corporate governance and strategic planning including in the pipeline transportation and energy storage industries. He also has extensive experience serving on boards of directors of other significant companies including multinational companies in the energy industry.

Christopher A.S. Crampton Director since January 2007	34

Mr. Crampton is a Managing Director of Goldman, Sachs & Co, where he has worked since 2003. From 2000 to 2003, he worked in the investment banking division of Deutsche Bank Securities. Mr. Crampton currently serves as a director of Americold Realty Trust, Andrews International, Interline Brands, and U.S. Security Associates. He is a graduate of Princeton University.

Mr. Crampton has extensive experience in investment banking, corporate finance and strategic planning.

John F.X. Daly Director since January 2007	46

Mr. Daly is a Managing Director of Goldman, Sachs & Co, where he has worked since 2000. From 1998 to 2000, he was a member of the Investment Banking Division of Goldman, Sachs & Co. From 1991 to 1997, Mr. Daly was a senior instructor of mechanical and aerospace engineering at Case Western Reserve University. He earned a bachelor of science and master of science in engineering from Case Western Reserve University and a masters in business administration from the Wharton School of Business at the University of Pennsylvania. Mr. Daly currently serves as a director of KAG Holding Corp., Fiberlink Communications Corp., Hawker Beechcraft, Inc., Seamless Web Holdings and U.S. Security Associates, Inc. In the past five years, Mr. Daly has also served on the boards of Cooper-Standard Automotive, Inc., Euramax Holdings, Inc. and IPC Systems, Inc.

Mr. Daly has extensive experience in investment banking, corporate finance and strategic planning, including in the industrial and manufacturing sectors. He also has extensive experience serving on boards of directors of other significant companies, including multinational companies.

Craig Ketchum Director since October 2007	55

Mr. Ketchum served as our chairman of the Board from September 2008 to December 2009 and as our president and CEO from May 2008 to September 2008. Prior to that, he served as co-president and co-CEO of McJunkin Red Man Corporation, a Delaware corporation and direct subsidiary of MRC, since the business combination between McJunkin Corporation and Red Man Pipe & Supply Co. in October 2007. He served at Red Man Pipe & Supply Co. in various capacities since 1979, including store operations and sales, working at Red Man Pipe & Supply Co. locations in Ardmore, Oklahoma, Tulsa, Oklahoma, Denver, Colorado, and Dallas, Texas. He was named vice president—sales at Red Man Pipe & Supply Co. in 1991, executive vice president of Red Man Pipe & Supply Co. in 1994 and president and CEO in 1995. He also served on Red Man Pipe & Supply Co.’s board of directors. Mr. Ketchum graduated from the University of Central Oklahoma with a business degree and joined Red Man Pipe & Supply Co. in 1979. He has served as chairman of the Petroleum Equipment Suppliers Association.

Mr. Ketchum is intimately familiar with pipe, valve and fitting (“PVF”) distribution operations and is uniquely qualified to serve as a director due to his years of service in senior management of both Red Man Pipe & Supply Co. and McJunkin Red Man Corporation.

Gerard P. Krans Director since December 2009	65

Mr. Krans serves as the chief executive officer and chairman of the board of directors of Transmark Holdings N.V., a privately owned energy and oil services group, and Transmark Investments. Mr. Krans also serves on the board of directors of Royal Wagenborg and Crucell. From 2001 to 2007, Mr. Krans served as chairman of the board of directors of Royal van Zanten. From 1995 to 2000, Mr. Krans served on the executive board of VOPAK. From 1973 to 1995, Mr. Krans served in various positions with Royal Dutch Shell. Mr. Krans received university degrees in law, econometrics and taxation.

Mr. Krans has extensive experience in strategic planning and corporate oversight, including in the energy, chemical and oil sectors.

Dr. Cornelis A. Linse Director since May 2010	63

Dr. Linse was formerly a non-executive director of Transmark Holdings N.V., a privately owned energy and oil services group. From February 2007 until January 2010, Dr. Linse was the director of common infrastructure management for Shell International B.V. During this same period, he also served as chairman of the board of Shell Pension Fund—The Netherlands, a pension fund that Shell Petroleum N.V. sponsors. From February 2003 to February 2007, he was the executive vice president of contracting and procurement for Shell International B.V. Dr. Linse earned a doctorate degree from Leiden University in 1978.

Dr. Linse has held various leadership and managerial roles in the oil and gas industry since 1978 and has extensive experience in developing business infrastructure in growing, multinational companies.

John A. Perkins Director since December 2009	65

From 2001 until 2006, Mr. Perkins was chief executive of London-based Truflo International plc, an international industrial group involved in the manufacture and specialist distribution of valves and related flow control products. Prior to emigrating to the UK in 1987, he was executive director and (from 1982) managing director of Metboard, a South African investment, property and financial services group, which merged with the banking group Investec, which was subsequently listed on the Johannesburg and London Stock Exchanges. Mr. Perkins earned a bachelor of commerce degree from the University of the Witwatersrand and is a South African and English chartered accountant.

Mr. Perkins brings extensive experience in the valve manufacturing and distribution industries throughout Europe, the United States, Australasia and the Far East.

H.B. Wehrle, III Director since January 2007	61

Mr. Wehrle served as our president and CEO from January 31, 2007 to October 30, 2007. From October 31, 2007 to May 2008, Mr. Wehrle served as co-president and co-CEO of McJunkin Red Man Corporation, and from May 2008 until September 2008, he served as our chairman of the Board. Mr. Wehrle began his career with McJunkin Corporation in 1973 in sales. He subsequently served as treasurer and was later promoted to executive vice president. He was elected president of McJunkin Corporation in 1987. Mr. Wehrle graduated from Princeton University and received a master of business administration from Georgia State University in 1978. He is affiliated with the Young Presidents’ Organization. He serves on the boards of the Central WV Regional Airport Authority, the Mid-Atlantic Technology, Research and Innovation Center and the National Institute for Chemical Studies in Charleston, West Virginia. He also serves on the board of the Mountain Company in Parkersburg, West Virginia and the University of Charleston.

Mr. Wehrle is intimately familiar with PVF distribution operations and is uniquely qualified to serve as a director due to his years of service in senior management of both McJunkin Corporation and McJunkin Red Man Corporation.

Each of our directors, except for Messrs. Lane, Anthony, Best, Boylan, Linse and Perkins, is also a director of PVF Holdings, our largest stockholder. Messrs. Wehrle and Ketchum, two of our directors, are each co-chairman of PVF Holdings.

The Company’s by-laws state that for a director nominee to be elected, so long as The Goldman Sachs Group, Inc., and its affiliates, beneficially own more than 15% of the Company’s outstanding shares of common stock, the director must receive a plurality of the votes cast by the stockholders present in person or represented by proxy voting together as a single class with respect to that director nominee’s election at the Annual Meeting. When The Goldman Sachs Group, Inc., and its affiliates, beneficially own less than 15% of the Company’s outstanding shares of common stock, each director must receive a majority of those votes.

Abstention and broker “non-votes” will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal I — Election of Directors.

Board Recommendation:    THE BOARD RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

General

Our Board believes that strong corporate governance is critical to achieving our performance goals and to maintaining the trust and confidence of investors, employees, suppliers, business partners, regulatory agencies and other stakeholders.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide a framework for the governance of MRC as a whole and also address the operation, structure, and practice of the Board and its committees. The Governance Committee reviews these guidelines at least annually. A copy of our Corporate Governance Guidelines have been posted on our website at www.mrcglobal.com.

Strategic Planning

During the year, the Board meets with management to discuss and approve strategic plans, financial goals, capital spending and other factors critical to successful performance. The Board also conducts mid-year reviews of progress on objectives and strategies. During Board meetings, directors review key issues and financial performance. The Board meets privately with the CEO four times per year and meets in executive session at each regular Board meeting and additionally as required. Further, the CEO communicates regularly with the Board on important business opportunities and developments. In 2012, the Board held one of its regularly scheduled meetings at one of our field locations to further educate the directors about our operations.

Board/Committee/Director Evaluations

The Board and each of its committees conduct annual self-assessments.

Chief Executive Officer Evaluation and Management Succession

The Board and the CEO annually discuss and collaborate to set the CEO’s performance goals and objectives. The Board meets annually in executive session to assess the CEO’s performance. The Board maintains a process for planning orderly succession for the CEO and other executive officer positions and oversees executive officer development.

Communications with Directors

Any stockholder or other interested person may communicate with our Board, individually or as a group, by contacting our Corporate Secretary or the Chairman of the Board. The contact information is maintained on the Investor Relations tab of our website at www.mrcglobal.com.

The current contact information for either the Corporate Secretary or the Chairman of the Board is as follows and should be addressed to either of their attention, as applicable:

MRC Global Inc.

2 Houston Center, Suite 3100

909 Fannin Street

Houston, TX 77010

Communications to directors at this address will be forwarded to the relevant director(s) except for solicitations or other matters not related to MRC.

Director Attendance at Annual Meeting of Stockholders

We do not have a policy requiring all Board members attend our Annual Meeting of stockholders, but all Board members are expected to attend.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer (our CEO), principal financial officer (our executive vice president and chief financial officer), principal accounting officer (our senior vice president and chief accounting officer), and controller (our senior vice president and controller) and persons performing similar functions. A copy of the code of ethics has been posted on our website at www.mrcglobal.com. If we amend or waive provisions of this code of ethics with respect to such officers, we intend to also disclose the same on our website.

Board of Directors

The Board currently consists of 12 members. The current directors are listed under “Proposal to Elect Directors” above. Our directors are elected annually to serve until the next Annual Meeting of stockholders or until their successors are duly elected and qualified, their earlier retirement, removal or death.

The Board determined that, until March 12, 2013, we were a “controlled company” under the rules of the NYSE and, as a result, for the period up to such date, qualified for, and relied on, exemptions from certain corporate governance requirements of the NYSE. Pursuant to the “controlled company” exception to the board of directors and committee composition requirements, we were exempt from the rules that require that:

•	the Board be comprised of a majority of “independent directors”;

•	our Compensation Committee be comprised solely of “independent directors”; and

•	we establish a nominating and corporate Governance Committee comprised solely of “independent directors” (as the rules of the NYSE define).

The “controlled company” exception does not modify the independence requirements for the Audit Committee. Both of our Audit and Governance Committees are currently comprised entirely of independent directors.

On March 12, 2013, our largest stockholder, PVF Holdings, sold 26,450,000 shares of our common stock in a secondary public offering. PVF Holdings now holds approximately 28.6% of our common stock. Accordingly, as of that date we are no longer a “controlled company” and, under the rules of the NYSE, our Board must be comprised of a majority of “independent directors” within one year after March 12, 2013, the date we ceased to be a “controlled company”. In addition, our Compensation Committee must be comprised of a majority of “independent directors” within 90 days after such date and must be comprised solely of “independent directors” within one year after such date. We intend to comply with the NYSE’s board independence requirements within the transition periods specified.

Director Independence

MRC Global Inc. currently has five directors who would be considered independent within the definitions of the NYSE: Messrs. Anthony, Best, Boylan, and Perkins and Dr. Linse. As noted above under “Board of Directors”, our Board must be comprised of a majority of “independent directors” within one year after March 12, 2013, the date we ceased to be a “controlled company” under the rules of the NYSE. We intend to comply with the NYSE’s board independence requirements within that transition period.

Board Leadership Structure

The Board currently combines the positions of CEO and Chairman of the Board. Mr. Lane currently holds these positions. The responsibilities of the chairman include presiding at all meetings of the Board, reviewing and approving meeting agendas, meeting schedules and other information, as appropriate, and performing such other duties as the Board requires from time to time. We believe that the current model is effective for the Company as the combined position of CEO and chairman maximizes strategic advantages as well as company and industry expertise. Mr. Lane has extensive leadership experience in our industry and is best positioned to set and execute strategic priorities. Mr. Lane’s leadership enhances the Board’s exercise of its responsibilities. In addition, this model provides enhanced efficiency and effective decision-making and clear accountability. We have not designated a lead independent director. The Board evaluates this structure periodically.

Both of our Audit and Governance Committees are currently comprised entirely of independent directors. In addition, an independent director chairs each of our Audit, Governance and Compensation Committees. The Board believes that having independent Audit and Governance Committees and having these three key committees with independent chairs provides a structure for strong independent oversight of our management.

Risk Oversight

The Board administers its risk oversight function primarily through the Audit Committee, which oversees the Company’s risk management practices. The Audit Committee is responsible for, among other things, discussing with management on a regular basis the Company’s guidelines and policies that govern the process for risk assessment and risk management. This discussion includes the Company’s major risk exposures and actions taken to monitor and control these exposures. The Board believes that its administration of risk management has not affected the Board’s leadership structure, as described above.

In addition, we have established a Risk Management Committee. Our Risk Management Committee is currently comprised of Messrs. Lane, Braun, Churay, Ittner, Isaac, Hutchinson, Underhill and Wagstaff, as well as Rory O’Byrne, our senior vice president—human resources, Elton Bond, our senior vice president and chief accounting officer, Theresa L. Dudding, our senior vice president and controller, John Wilkinson, vice president-international finance, John Durbin, our senior vice president of finance and treasurer, Brian K. Shore, our senior vice president associate general counsel, chief compliance officer and assistant corporate secretary, Cinda Bowling, our vice president of financial reporting, Stephanie McCaffrey, our vice president of internal audit, and John Lohman, our vice president—global tax. The principal responsibilities of the Risk Management Committee are to review and monitor any material risks or exposures associated with the conduct of our business, the internal risk management systems implemented to identify, minimize, monitor or manage these risks or exposures, and the Company’s policies and procedures for risk management. While the Audit Committee is responsible for reviewing the Company’s policies and practices with respect to risk assessment and risk management, it is the responsibility of senior management of the Company to determine the appropriate level of the Company’s exposure to risk.

Meetings of the Board and Committees

During 2012, the Board held seven meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and meetings of the committees of the Board on which the person served, with the exception that Mr. Daly and Mr. Wehrle attended 69% and 71%, respectively, of the aggregate number of meetings of the Board and meetings of the committees of the Board on which they served. Mr. Daly was unable to attend two committee meetings and two board meetings during a one week period shortly before the Company’s initial public offering due to a death in the family. Mr. Wehrle was unable to attend two special board meetings during the year due to the inability to resolve scheduling conflicts given the short notice provided for the special meetings. But for these events, both Messrs. Daly and Wehrle would have had 100% attendance for the year.

Directors are expected to attend all Board meetings and all meetings of committee of the Board of which they are a member. Attendance by telephone or videoconference is deemed attendance at a meeting.

Meetings of Non-Management Directors

The non-management directors of the Board meet in regularly scheduled executive sessions at times and for reasons as they desire and set, with at least four executive sessions per year. During the session, the directors in attendance choose a presiding director for the meeting as necessary.

Committees of the Board

Audit Committee. Our Audit Committee is currently comprised of Messrs. Anthony, Best and Perkins. Mr. Anthony is chairman of the Audit Committee. The Board has determined that Mr. Anthony qualifies as an “audit committee financial expert” and each member of the Audit Committee is an “independent director” under the rules of the NYSE.

The Audit Committee met seven times during 2012. The Audit Committee’s functions are described in detail in its charter, which is available on the Company’s website at www.mrcglobal.com. As described in its charter, the Audit Committee’s primary duties and responsibilities are to assist Board oversight of:

•	the integrity of the Company’s financial statements;

•	the integrity and adequacy of the Company’s auditing, accounting and financial reporting processes and systems of internal controls for financial reporting;

•	the Company’s compliance with legal and regulatory requirements, including internal controls designed for that purpose;

•	the selection of the Company’s independent auditor;

•	the independence, qualifications and performance of the Company’s independent registered public accounting firm;

•	performance of the Company’s internal audit function; and

•	the Company’s enterprise risk management framework and its policies and procedures for risk management.

Compensation Committee. Our Compensation Committee is currently comprised of Messrs. Best, Boylan, Crampton and Daly. Mr. Best is chairman of the Compensation Committee. Messrs. Crampton and Daly would not be considered independent within the definitions of the NYSE. As noted above under “Board of Directors”, our Compensation Committee must be comprised of a majority of “independent directors” within 90 days after March 12, 2013, the date we ceased to be a “controlled company” under the rules of the NYSE, and must be comprised solely of “independent directors” within one year after such date. We intend to comply with the NYSE’s Compensation Committee independence requirements within those transition periods.

The Compensation Committee met four times during 2012. The Compensation Committee’s functions are described in detail in its charter, which is available on the Company’s website at www.mrcglobal.com. See “Compensation Discussion and Analysis—Overview”.

As described in its charter, the Compensation Committee’s primary functions include:

•	establishing policies and periodically determining matters involving executive compensation;

•	recommending changes in employee benefit programs;

•	granting or recommending the grant of stock options and stock and other long-term incentive awards; and

•	providing counsel regarding key personnel selection.

Compensation Committee Interlocks and Insider Participation

Currently and at all times during 2012, no executive officer of the Company served on the Compensation Committee or served as a director of another entity or member of the compensation committee of another entity where an executive officer of that entity also served on the Compensation Committee or on the Board.

Governance Committee. Our Governance Committee is currently comprised of Messrs. Best, Anthony and Perkins. Mr. Best is chairman of the Governance Committee.

The Governance Committee was formed by the Board on July 31, 2012. The Governance Committee met once during 2012. The Governance Committee’s functions are described in detail in its charter, which is available on the Company’s website at www.mrcglobal.com. As described in its charter, the Governance Committee’s primary functions include:

•	identifying individuals qualified to become members of the Board consistent with any criteria the Board approves from time to time;

•	recommending to the Board director candidates for election at the Annual Meeting of stockholders or to fill vacancies pursuant to the Board’s By-Laws;

•	recommending to the Board director nominees for each Board committee;

•	developing, annually reviewing and recommending to the Board a set of corporate governance guidelines for the Company;

•	assisting the Board in assessing the independence of the members of the Board; and

•	leading the Board and other Board committees in their annual evaluation process.

If you wish to raise a proposal (including a director nomination) from the floor during our 2014 Annual Meeting of stockholders, we must receive a written notice of the proposal between January 8, 2014 and February 7, 2014. Your submission must contain the additional information that our bylaws require.

Legal Proceedings

To the best of our knowledge, there is no material proceeding to which any director, director nominee or executive officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of such director, nominated director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Non-Employee Director Compensation

After our initial public offering in April 2012 (“IPO”), we adopted in May 2012 a new compensation plan for our non-employee directors. Pursuant to this plan, as compensation for their services on the Board, we pay each non-employee director an annual cash fee of $60,000. We pay the chairmen of the Audit Committee and the Compensation Committee an additional annual cash retainer of $15,000. We pay the chairman of the Governance Committee an additional annual cash retainer of $10,000. In addition, we will pay each non-employee director a meeting fee of $2,000 for each Board meeting that the director attends in excess of five meetings per year. The Company also grants $100,000 in equity awards (in a form that the Board determines) to each non-employee director immediately following each Annual Meeting of stockholders of the Company. Prior to the adoption of this plan in May 2012, we paid each director $20,000 with the exception of Messrs. Cornell, Crampton and Daly who did not receive board fees prior to the adoption of this plan. In addition, many of our directors have received equity compensation awards at the time of their appointment to the Board and at such other times as the Committee and the Board has deemed appropriate. All directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

Director Compensation for 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2) ($)	All Other Compensation ($)	Total ($)
Leonard M. Anthony	80,250	177,199	99,994	—	357,443

Rhys J. Best	83,250	—	99,994	—	183,244

Peter C. Boylan, III	69,000	—	99,994	—	168,994

Henry Cornell(3)	47,000	—	99,994	—	146,994

Christopher A.S. Crampton(3)	47,000	—	99,994	—	146,994

John F.X. Daly(3)	45,000	—	99,994	—	144,994

Craig Ketchum	69,000	—	99,994	—	168,994

Gerard P. Krans	69,000	—	99,994	—	168,994

Andrew R. Lane(4)	—	—	—	—	—

Dr. Cornelis A. Linse	69,000	—	99,994	—	168,994

John A. Perkins	69,000	104,455	99,994	—	273,449

H.B. Wehrle, III	65,000	—	99,994	—	164,994

(1)	The grant date fair value of Mr. Anthony’s stock awards was $18.10 per share, and the grant date fair value of Mr. Perkins stock award was $18.10 per share.
(2)	The grant date fair value of each option was $8.3426 per option based on the Black-Sholes value on the date of grant calculated pursuant to ASC Topic 718, which, among other things, was based on the strike price of $21.45 per option.
(3)	These directors have informed the Company that, pursuant to Goldman Sachs’ policies, these directors may not receive individual compensation for service on our Board. Therefore, the Company paid these directors the compensation as custodians for the appropriate affiliates of Goldman, Sachs & Co.
(4)	Andrew R. Lane receives no compensation for his services as Chairman of the Board. Mr. Lane’s compensation as CEO is fully described in the Summary Compensation Table and related sections.

The following table indicates the aggregate number of shares of our common stock subject to outstanding option and stock awards that our non-employee directors held as of December 31, 2012:

Name	Stock Options (#)	Stock Awards (#)	PVF Holdings Profits Units (#)
Leonard M. Anthony	23,193	13,440	—

Rhys J. Best	33,748	—	—

Peter C. Boylan, III	31,051	—	—

Henry Cornell(1)	11,986	—	—

Christopher A.S. Crampton(1)	11,986	—	—

John F.X. Daly(1)	11,986	—	—

Craig Ketchum	11,986	—	381.31

Gerard P. Krans	14,683	—	—

Dr. Cornelis A. Linse	17,379	—	—

John A. Perkins	16,356	5,771	—

H.B. Wehrle, III	11,986	—	381.31

(1)	These directors have informed the Company that, pursuant to Goldman Sachs’ policies, these directors may not receive individual compensation for service on our Board. Therefore, the Company issued options to these directors as custodians for the appropriate affiliates of Goldman, Sachs & Co.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Over the last few years, since the Goldman Sachs Funds investment in PVF Holdings and its acquisition of McJunkin Corporation in 2007 (the “GS Acquisition”) followed by the merger of McJunkin Corporation and Red Man Pipe & Supply Co. (the “Red Man Transaction”), the Company has been through many changes, and our compensation philosophy has supported those changes. These include the successful integration of the compensation programs of McJunkin Corporation and Red Man Pipe & Supply Co., compensation changes to address the economic downturn in 2008-09 and the recovery from that downturn and compensation designed to support the accomplishment of our IPO. As we have made these changes, increasing the economic value and size of our Company has remained an overriding objective. In addition, as we have moved from a private company to a public company environment, we have placed particular emphasis on designing our plans to be strongly aligned with stockholder interests, consistent with market practices for our peers and good governance.

The Compensation Committee of the Board establishes policies and periodically determines matters involving executive compensation, recommends changes in employee benefit programs, grants or recommends the grant of stock options and stock and other long-term incentive awards and provides counsel regarding key personnel selection. During 2012, the Compensation Committee was comprised of Messrs. Best, Boylan, Crampton and Daly, with Mr. Best serving as chairman. Each member of the Compensation Committee is a non-employee director.

Generally, the Compensation Committee has decision-making authority with respect to executive compensation matters, including determination of the compensation and benefits of the executive officers. With respect to equity-based compensation awards (including to the executive officers other than the CEO), the Compensation Committee approves grants or makes recommendations to the entire Board for final approval. With respect to the CEO, the Compensation Committee recommends compensation decisions, including the grant of long-term incentives, to the full Board, which then makes decisions regarding CEO compensation.

Pursuant to the Compensation Committee’s charter, its duties include (among others):

•

Subject to the terms of any employment contracts, to review and recommend to the Board, the annual salary, bonus, stock option and other compensation, incentives and benefits, direct and indirect, of the CEO and to review and determine such compensation, incentives and benefits of the other executive officers. With respect to the CEO, the full Board makes decisions regarding CEO compensation, taking into account (among other things) the Compensation Committee’s recommendations.

•

To review and approve corporate goals and objectives relevant to compensation of the CEO and the executive officers and to evaluate the CEO’s and the executive officers’ performance in light of those goals and objectives on an annual basis, and, either separately or together with other independent directors (as the Board directs), recommend to the Board the CEO’s compensation level based on this evaluation.

•

To review and authorize or recommend to the Board to authorize, as the case may be, the Company to enter into, amend or terminate any employment, consulting, change in control, severance or termination, or other compensation agreements or arrangements with the CEO and other executive officers of the Company.

•	To periodically review and consider the competitiveness of the Company’s executive compensation.

•

To review new executive compensation programs, review on a periodic basis the operation of the Company’s existing executive compensation programs to determine whether they integrate appropriately, and establish and periodically review policies for the administration of executive compensation programs.

•

To review, amend, modify or adopt proposals relating to the incentive compensation plans, equity-based compensation plans, qualified retirement plans, health and welfare plans, deferred compensation plans and any other benefit plans, programs or arrangements that the Company or any of its subsidiaries sponsors or maintains.

•	To approve the overall structure of annual compensation and incentive plans with respect to employees of the Company and its subsidiaries on an annual basis.

•

To conduct a review of compensation for non-employee directors at least annually and to determine or make recommendations to the Board, as the Compensation Committee determines, regarding the compensation of non-employee directors.

Compensation Philosophy and Objectives

The Compensation Committee believes that our executive compensation programs should be structured to reward the achievement of specific annual, long-term and strategic performance goals of our Company. Accordingly, the executive compensation philosophy of the Compensation Committee is threefold:

•	To align the interests of our executive officers with those of our shareholders, thereby providing long-term economic benefit to our shareholders;

•	To provide competitive financial incentives in the form of salary, bonus and benefits, with the goal of attracting and retaining talented executive officers; and

•

To maintain a compensation program that includes at-risk, performance based awards whereby executive officers who demonstrate sustained exceptional performance will have the opportunity to realize appropriate economic rewards.

Setting Executive Compensation

Role of the Compensation Committee

The Compensation Committee has granted short-term cash incentive and long-term equity incentive awards to motivate our executive officers to achieve the business goals that our Company has established. In addition to considering our philosophy and objectives, the Compensation Committee considers the impact of the duties and responsibilities of each executive officer on the results and success of the Company. Based on these factors, the Compensation Committee has devised a compensation program designed to keep our executive officers highly incentivized and also to achieve parity among executive officers with similar duties and responsibilities.

Role of Executive Officers

Our CEO meets on a regular basis with our senior vice president of human resources and our executive vice president—corporate affairs to discuss executive compensation issues. Our senior vice president of human resources and our executive vice president—corporate affairs make quarterly presentations to the Compensation Committee with respect to issues and developments regarding compensation and our compensation programs. Our CEO, senior vice president of human resources and our executive vice president—corporate affairs work together annually to develop current and historical summary compensation data for the executive officers, which our CEO presents to the Compensation Committee. This information includes each element of compensation and proposed changes, if any, to compensation for the upcoming year (except that no proposals are made with respect to changes to our CEO’s compensation). Recommendations regarding changes to our CEO’s compensation are left to the Compensation Committee’s discretion. Following our CEO’s presentation of the compensation data, the Compensation Committee determines appropriate changes in compensation for the upcoming year. Each year, the Compensation Committee approves the executive officers’ annual target bonuses (expressed in each case as a percentage of base salary) and the performance metrics and goals for annual incentive awards that the Company would pay in respect of performance during the year. Certain elements of compensation (such as annual base salary and annual target bonus percentage) are set forth in employment agreements entered into between the Company and certain executive officers. The Compensation Committee makes decisions with respect to equity-based compensation awards that the Company grants to our Named Executive Officers (listed below) and recommends the CEO’s proposed awards to the entire Board for final approval.

Role of Compensation Consultant

Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to retain or terminate compensation consultants and engage other advisors. Since 2010, the Compensation Committee has engaged Meridian Compensation Partners, LLC (an independent consultant specializing in executive compensation, “Meridian”) to formulate a report and make recommendations to the Compensation Committee regarding executive compensation based on peer group and other market data, as well as industry trends and current practices.

In October 2011, Meridian made a report to the Compensation Committee on proxy-disclosed executive pay data, which the Committee considered when making its 2012 compensation decisions. Meridian used compensation peer data from the following companies for each position that our Named Executive Officers hold to the extent available:

• Airgas Inc.	• MSC Industrial Direct Co. Inc.

• Applied Industrial Technologies, Inc.	• National Oilwell Varco, Inc.

• Cameron International Corp.	• Oil States International, Inc.

• Complete Production Services, Inc.	• RPC Inc.

• Dresser-Rand Group Inc.	• Superior Energy Services Inc.

• Edgen Murray II, LP	• Watsco, Inc.

• Fastenal Co.	• WESCO International Inc.

• Flowserve Corp.	• WW Grainger Inc.

These peers were chosen as distributors or sellers of industrial or energy products of a similar character as those that we sell or who have similar distribution business models to our business model. Each of these peer companies had previous fiscal year revenue between $628 million and $12.1 billion (with the median revenue of the group at $2.3 billion), a range that included our revenue level at the time. These peer companies also represent companies with whom we compete for talent. Meridian presented peer-company specific data, average compensation and compensation at each quartile of the data to the Compensation Committee with respect to total compensation and major elements of compensation (i.e., salary, annual bonus and long-term incentives) for each of the Named Executive Officer’s positions.

The Compensation Committee used this data to determine whether its compensation decisions were within the market ranges for each Named Executive Officer; however, the Compensation Committee did not set any compensation for any Named Executive Officer at a specific level within the peer group range for each executive (such as pegging the compensation to a 50th percentile level). Rather, the Compensation Committee exercised its discretion considering the following factors:

•	the executive’s contributions and performance;

•	the executive’s roles and responsibilities, including the executive’s tenure in such role;

•	the Company’s need for the executive’s skills;

•	the executive’s experience and management responsibilities;

•	market levels of compensation for positions comparable to the executive’s position;

•	the executive’s compensation history and compensation mix, including this history and mix that newly hired executives experience with their prior employers; and

•	the executive’s potential and readiness to contribute in the executive’s current role.

The Compensation Committee did not give any particular weight to any of these factors.

The Compensation Committee retained Meridian as an independent and objective consultant. The six independence factors listed in Rule 10C-1(b)(4) of the SEC rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), were evaluated to determine that the service Meridian provided to the Compensation Committee was free of any actual or perceived conflicts of interest.

Components of Executive Compensation

Our Named Executive Officers for the fiscal year ended December 31, 2012 were Messrs. Lane, Braun, Churay, Underhill and Wagstaff. The principal components of compensation for our Named Executive Officers are:

•	Base salary;

•	Annual cash incentive;

•	Long-term equity compensation;

•	Retirement benefits; and

•	Perquisites and other personal benefits.

Base Salary

We provide our Named Executive Officers with base salary to compensate them for services they provide during the fiscal year. The Compensation Committee reviews base salary for executives (including the Named Executive Officers) on an annual basis and determines based on each executive’s position, responsibilities, performance, current compensation (both individually and as compared to other executives) and survey data. Each of Messrs.

Lane, Braun, Churay, Underhill and Wagstaff is party to an employment agreement. The initial base salaries of these executive officers are set forth in their respective agreements, and the Compensation Committee reviews these base salaries annually and may adjust them upward based on the factors described above.

Annual Cash Incentive

Annual Cash Incentive Targets

During the annual review of compensation plans, the Compensation Committee approves performance metrics and goals for annual cash incentive awards that the Company will pay in respect of performance during the relevant performance period, including to our Named Executive Officers. As part of this review, the Compensation Committee approves target bonus percentages for persons eligible to receive annual incentive awards, subject to the terms of any employment agreements between the Company and executives. Mr. Lane had a target annual bonus for the 2012 performance year equal to 100% of his annual base salary. Messrs. Braun, Churay, Underhill and Wagstaff each had a target annual bonus for the 2012 performance year equal to 75% of his annual base salary.

The target annual bonus percentages for each of Messrs. Lane, Braun, Churay, Underhill and Wagstaff are set forth in their respective employment agreements with us. Although the employment agreements of Mr. Lane provided for a target annual bonus percentage of 100%, it was reduced to 67% in 2011 due to the difficult financial conditions of 2009-2010. In late 2011, due to the improved financial performance of the Company, the target was raised to 100% for 2012. Similarly the target annual bonus percentage for Messrs. Braun, Churay, Underhill and Wagstaff was also increased from 67% in 2011 to 75% for 2012.

Annual Cash Incentive Performance Metrics

The payment of annual incentive awards for the 2012 performance year to our Named Executive Officers depended on the achievement of three weighted performance metrics. Those metrics for the Named Executive Officers will be adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”); Adjusted EBITDA return on net assets (“Adjusted EBITDA RONA”); and individualized key performance indicators (“KPIs”). Achievement of goals with respect to Adjusted EBITDA, Adjusted EBITDA RONA and KPIs constituted 70%, 20% and 10% of annual awards, respectively for Messrs. Lane, Braun, Churay, Underhill and Wagstaff. While the Committee generally measures annual cash incentives in respect of performance of these metrics, the Committee may also exercise its discretion to adjust award payouts to meet business objectives.

The table below shows the weighting and goals for each of the 2012 metrics. The goals were related to the consolidated performance of the Company and were determined by a budgeting process that involved an examination of our Company’s markets, customers and general outlook with respect to 2012. The Board approved the final budget.

Performance Metric	Adjusted EBITDA	Adjusted EBITDA RONA	KPIs
Weighting	70%	20%	10%
2012 Goals	$449,570,000	29.4%	100%

No awards would have been payable with respect to the Adjusted EBITDA or Adjusted EBITDA RONA performance metrics unless at least 75% of the relevant performance goal was achieved. At 75% achievement of each of these performance metrics, there would have been a payout of 25% of each participant’s target annual incentive bonus related to the performance metric; this portion of the payout would have increased with respect to the performance metric in 3% increments for each additional percent of achievement up to full achievement of the relevant performance goal. Achievement of KPIs was determined on a discretionary basis. Upon full achievement of each of the performance metrics (Adjusted EBITDA, Adjusted EBITDA RONA and KPIs),

100% of the target annual incentive bonus could be paid. The maximum award payable for Adjusted EBITDA and Adjusted EBITDA RONA was 110% of target if Adjusted EBITDA and Adjusted EBITDA RONA goals would have been exceeded, which is earned in 1% increments to the extent Adjusted EBITDA and Adjusted EBITDA RONA performance exceed 100%. KPIs were capped at a maximum payout of 100%.

For 2013, the Committee replaced Adjusted EBITDA RONA, which was used for 2012, with return on average net capital employed (“RANCE”), as this measure more closely aligns executive behavior with acquisition growth and is also aligned with prevalent market practice. RANCE is to be calculated as net income excluding interest expense and related tax effects divided by average total assets less non interest bearing liabilities. Achievement of goals with respect to Adjusted EBITDA, RANCE and KPIs will constitute 70%, 20% and 10% of annual awards, respectively for Messrs. Lane, Braun, Churay, Underhill and Wagstaff. While the Committee generally measures annual cash incentives in respect of performance of these metrics, the Committee may also exercise its discretion in 2013 to adjust award payouts to meet business objectives.

Annual Cash Incentive KPI Performance

The Compensation Committee approved KPIs for the Named Executive Officers based on a set of projects and plans designed to align the executives’ activities with the strategic plans and financial goals of the Company for the relevant performance period, which are related to the functional or operational responsibility of each executive’s position. As discussed above, KPIs for the Named Executive Officers comprise 10% of annual bonuses for 2012. The CEO determined performance against the KPIs and recommended to the Compensation Committee the percentage performance for Messrs. Braun, Churay, Underhill and Wagstaff. The Compensation Committee determined performance against Mr. Lane’s KPIs and recommended the percentage performance to the full Board, who ultimately determined Mr. Lane’s performance. The following is a summary of the Named Executive Officers’ achievements in 2012 with respect to their individual KPI goals.

•

Mr. Lane led a global growth plan that resulted in approximately $738 million in annual sales growth, exceeding the Company’s consolidated revenue goal for the year and resulting in the highest revenue in company history. Mr. Lane also led profitability improvement efforts that resulted in the Company exceeding gross margin, Adjusted EBITDA and operating income goals for 2012. Mr. Lane reduced and restructured the Company’s debt through approximately $2 billion in new debt facilities, resulting in expected interest expense savings of $50 million annually. Mr. Lane led the Company through its IPO and the follow-on equity offerings resulting in new public shareholders holding over 45% of the Company’s common stock by the end of 2012 and over 71% of the Company’s common stock by March 19, 2013. Mr. Lane led the Company’s mergers and acquisitions strategy with the completion of the Company’s acquisition of the piping systems division of OneSteel Limited (“OneSteel Piping Systems”), and the business of Chaparral Supply, LLC (“Chaparral Supply”) and Production Specialty Services, Inc. (“Production Specialty Services”). Mr. Lane also secured a global supply agreement with Shell for global rights to supply valves and North America rights to supply pipes, valves and fittings. Mr. Lane restructured the organization by combining business development and supply chain groups to achieve better synergies between buying and selling, and created a dedicated corporate strategy group charged with leading the development and implementation of the company’s three year strategy.

•

Mr. Braun led the negotiation and closing of the new global asset based lending (“ABL”) facility and the Company’s Term Loan. The proceeds of these debt facilities along with the equity that the Company issued in its IPO led to the reduction in the cost of servicing the Company’s debt. Mr. Braun also played a pivotal role in completing the Company’s IPO. Following the IPO, Mr. Braun implemented an investor relations program with quarterly earnings releases and conference calls targeted towards new equity holders and analysts. Mr. Braun’s leadership and planning resulted in timely preparation of SEC public reporting documents. Mr. Braun implemented an audit plan that ensured adequate internal financial controls in compliance with Section 404 of the Sarbanes-Oxley Act. Mr. Braun led the integration of the North America and International accounting groups and transitioned the international business reporting from Euros to U.S. dollars.

•

Mr. Churay was actively involved in the acquisition of OneSteel Piping Systems, Chaparral Supply and Production Specialty Services. Mr. Churay played a pivotal role in completing the IPO and preparing SEC public reporting documents. He led the legal department’s efforts in connection with the implementation of the Company’s new global ABL facility, the entering into the Company’s new Term Loan and the redemption of the Company’s 9.50% senior secured notes. Mr. Churay expanded the global resources of the Company’s legal department thereby improving internal capacity and reducing expenses for outside counsel. Finally, Mr. Churay assumed responsibility for human resources, where he reorganized portions of the human resources department to address the Company’s global and public company needs, led efforts to restructure the Company’s executive compensation programs in line with market, completed the Company’s first employee survey, renegotiated health plan costs, designed an employee stock plan and implemented a new stock plan administration system.

•

Mr. Underhill led the North America business to an 11% increase in revenue over 2011. The Company’s North America business was a principal driver behind the Company meeting its gross margin, Adjusted EBITDA and operating income goals in 2012. Mr. Underhill successfully led significant improvements in safety performance in North America operations. Mr. Underhill played a pivotal role in the acquisition and integration of the Chaparral Supply and Production Specialty Services. Mr. Underhill rationalized poor performing branches, implemented targeted improvement plans for underperforming branches and expanded the existing North America branch network in developing markets. Finally, Mr. Underhill assumed responsibility for global business processes, information technology, safety, quality and marketing where he led the ongoing transition and implementation of systems and processes befitting a global, publicly traded company.

•

Mr. Wagstaff led the international business to an 87% increase in revenue over 2011. Mr. Wagstaff led the integration of OneSteel Piping Systems and the consolidation of our three Australian businesses into one. Mr. Wagstaff continued the development of a 5-year international growth plan for Europe and Asia Pacific which included the review of PFF acquisition opportunities. Mr. Wagstaff restructured the international business organization by creating three distinct operating units in Europe, Asia Pacific and Australasia and integrating global support functions.

Annual Cash Incentive 2012 Payout

In 2012, the Company generated Adjusted EBITDA of approximately $463.2 million and Adjusted EBITDA RONA of 28.9%. The amounts payable in respect of the Adjusted EBITDA metric was 103% of the annual target bonus, and the amount payable in the respect of the Adjusted EBITDA RONA metric was 97% of the annual target bonus. As discussed above, the amounts payable in respect of the KPIs for each Named Executive Officer was 100% of the annual KPI target. Based on this, each Named Executive Officer with the exception of Mr. Lane earned 101.5% of his target bonus for 2012.

With respect to Mr. Lane, the Board approved a payout of 147.06% of his target bonus for 2012, as a result of his outstanding achievements in 2012. In particular, the Committee considered his significant contributions to achieving the following results:

•	Expansion of the global reach of the Company through multiple acquisitions and major customer expansion including securing a global supply agreement with Shell;

•	Superior leadership through the IPO and significant refinancing process;

•	Establishing our position with our major shareholders;

•	Strategically positioning the Company for profitable growth in volatile market conditions; and

•	Significant improvement of the senior leadership of the Company to lead, manage and control a rapidly growing business.

The amounts the Company paid to the Named Executive Officers as a result of their respective levels of performance are as follows: $1,250,000 for Mr. Lane; $323,531 for Mr. Braun; $275,763 for Mr. Churay; $380,625 for Mr. Underhill; and $274,620 for Mr. Wagstaff.

Long-Term Equity Compensation

Our long-term equity compensation is designed to assure that the interests of management remain aligned with those of our stockholders. Since the GS Acquisition, the form of long-term equity compensation that the Company has granted to executives (including the Named Executive Officers) has evolved. In connection with the GS Acquisition and the Red Man Transaction, certain executives (including Mr. Underhill) were granted profits units in PVF Holdings. The number of profits units that PVF Holdings awarded in connection with those transactions was determined based on various factors, including a consideration of what size award was required to adequately incentivize the executives (as part of the executives’ overall compensation package) and, most notably, negotiations between executives and our Company as part of the overall negotiations relating to the GS Acquisition and the Red Man Transaction. Starting in 2008, the Board, along with the Compensation Committee, decided to grant executives equity compensation in the form of stock options in respect of our common stock and restricted common stock. Since that time, the Board has approved grants of stock options and restricted common stock to our executives periodically in its discretion. In late 2011, after consultation with, and based on recommendations given by, Meridian, we began a practice, consistent with market practices, of providing annual grants of long-term incentives to our executives. We made the first grants under this practice in November 2011; however, because we wanted to award grants at the same time as the Compensation Committee conferred annual incentive bonus payouts for 2012, we delayed the 2012 grants until February 2013, so that the Compensation Committee can annually consider grants and bonus payouts at the same time. During 2012, the Compensation Committee made some special one-time grants that are described below.

2012 Stock Options and Restricted Stock

In May 2012, in consideration of the success of the IPO of the Company as well as the Company’s financial performance since the 2009-2010 downturn and to provide a long-term incentive to retain the executive team members, we granted 380,000 stock options to Mr. Lane, 71,500 stock options to Messrs. Underhill, Braun and Wagstaff; and 48,000 stock options to Mr. Churay. All of these options have an exercise price of $20.85 and vest on the fifth anniversary of the date of grant, conditioned on continued employment through the applicable vesting date. These options were awarded under the Company’s 2011 Omnibus Incentive Plan.

In the second quarter of 2012 the Compensation Committee also re-priced 21,853 options granted to Mr. Underhill in December 2009 and 43,706 options granted to Mr. Wagstaff in April 2010 pursuant to the 2007 Stock Option Plan to a $21.05 per share strike price to take into account current market conditions of the Company’s common stock after the IPO against the prior pricing of the options while the Company remained private.

Pursuant to the terms of the 2011 Omnibus Incentive Plan, the Compensation Committee has no authority to make any adjustment (other than in connection with a change in capitalization or other transaction where an adjustment is permitted or required under the terms of the plan) or amendment, and no adjustment or amendment shall be made, that reduces or would have the effect of reducing the option price of an option previously granted under the plan, whether through amendment, cancellation or replacement grants or other means, unless the Company’s stockholders shall have approved such adjustment or amendment.

Perquisites and Other Personal Benefits

The Compensation Committee reviews the perquisites and personal benefits provided to certain of the Named Executive Officers on an annual basis to ensure the reasonableness of these programs. Messrs. Lane, Braun, Churay and Underhill do not currently receive any perquisites or personal benefits. In connection with Mr. Wagstaff’s expat assignment to Singapore, he receives a housing allowance of $15,000 SGD per month, reasonable costs of shipping household goods and personal effects during his transition, reasonable costs of four return business class flights per annum to the United Kingdom from Singapore for each of Mr. Wagstaff and his spouse, a motor vehicle allowance of £2,683 per month, a pension salary supplement of 10% of Mr. Wagstaff’s base salary, payment of up to £1,642 per annum to purchase life insurance, payment of up to £4,354 per annum to purchase long-term disability insurance, and coverage under an international medical policy at a cost to the Company not to exceed $15,000 SGD.

In addition, we provide our Named Executive Officers who have entered into employment agreements with us certain severance payments and benefits in the event of a termination of their employment under certain circumstances. We designed these agreements to promote stability and continuity of senior management. For additional information, see “Potential Payments upon Termination or Change in Control”.

Relation among Various Components of Compensation

With respect to setting executive compensation amounts generally, achieving parity among executives with similar duties and responsibilities has been an important goal as we have integrated companies and hired new executives. In determining the amount of compensation of the executive officers attributable to each element of compensation, the Compensation Committee considers various factors, including the value of unvested outstanding equity awards, amount of base salary and target bonus. These segments, in total, are then viewed in light of competitiveness of the compensation package in the marketplace and the impact of the executive’s position on the success of the Company.

Tax and Accounting Implications

All deferred compensation arrangements have been structured in a manner intended to comply with Section 409A of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) disallows a Company tax deduction for any publicly held corporation for compensation exceeding $1,000,000 in any taxable year paid to each of the principal executive officer and to the three other most highly compensated executive officers for the taxable year other than the principal financial officer, unless compensation qualifies as “performance-based compensation” (as defined in Section 162(m)). We rely, to the maximum extent permitted, on a transition rule under Section 162(m) that results in deductions not being disallowed with respect to amounts paid under our compensation plans during the transition period (and with respect to annual bonus, options, stock appreciation rights and restricted stock, granted during the transition period even if the award is exercised or becomes vested after the end of the transition period). The Company may from time to time pay compensation to its executive officers that may not be fully deductible under Section 162(m).

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of the Company during 2012, and no member of the Compensation Committee was formerly an officer of MRC or any of its subsidiaries. In addition, during 2012, none of our executive officers served as a member of a compensation committee or board of directors of any other entity, an executive officer of which served as a member of our Board. Messrs. Daly and Crampton are Managing Directors of Goldman, Sachs & Co. For a description of our Company’s transactions with Goldman, Sachs & Co. and certain of its affiliates, see “Certain Relationships and Related Transactions—Transactions with the Goldman Sachs Funds”.

Stock Ownership Guidelines

We do not have any formal policies regarding stock ownership by directors or officers. We believe that awards made pursuant to our long-term equity programs combined with any individual equity purchases and the ownership of units in PVF Holdings are sufficient to ensure that the interests of directors and officers remain aligned with those of shareholders.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Rhys J. Best

Peter C. Boylan, III

Christopher A.S. Crampton

John F.X. Daly

Risk in Relation to Compensation Programs

We have performed an internal review of all of our material compensation programs and have concluded that there are no plans that provide meaningful incentives for employees, including the Named Executive Officers, to take risks that would be reasonably likely to have a material adverse effect on us. Because our current compensation plans have an upside cap on the amount of incentive compensation that can be paid under the plans, risk of windfall or excessive compensation is negligible. This limit also has the effect of not encouraging operational or strategic decisions that expose the Company to undue risk.

Employment Agreements

Messrs. Lane, Braun, Churay, Underhill and Wagstaff have each entered into employment agreements with us. In addition to the terms of these agreements described below, the employment agreements provide for certain severance payments and benefits following a termination of employment under certain circumstances. These benefits are described below in the section titled “Potential Payments upon Termination or Change in Control”.

Andrew R. Lane

In 2008, the Company entered into an employment agreement with Mr. Lane as CEO and member of the Board. This employment agreement has an initial term of five years, which will automatically be extended on September 10, 2013 and each subsequent anniversary for one additional year, unless either party gives ninety days’ written notice of non-renewal. Mr. Lane’s agreement provides for an initial base salary, to be reviewed annually, of $700,000, which the Board (or a committee of the Board) may adjust upward at its discretion, and an annual cash bonus to be based upon individual or company performance criteria that the Board establishes for each fiscal year, with a target annual bonus of 100% of Mr. Lane’s base salary in effect at the beginning of the relevant fiscal year. Mr. Lane’s base salary for 2012 was increased to $850,000. Due to the difficult financial conditions of 2009-2010, Mr. Lane and the Compensation Committee established a new target annual bonus of 67% for 2011. In late 2011, the target was raised to 100% for 2012. This will be evaluated on an annual basis.

Mr. Lane is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 18 months thereafter, and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

James E. Braun

In November 2011, the Company entered into an employment agreement with Mr. Braun as executive vice president and chief financial officer. The term of Mr. Braun’s employment agreement will end on November 15, 2014. Mr. Braun’s agreement provides for an initial base salary, to be reviewed annually, of

$425,000, which the Board or a Board committee may adjust upward at its discretion and, beginning in fiscal year 2012, an annual cash bonus to be based upon individual or company performance criteria that the Board establishes for each fiscal year in consultation with the CEO, with a target annual bonus of 67% of Mr. Braun’s base salary in effect at the beginning of the relevant fiscal year. Mr. Braun’s base salary was increased to $450,000 for 2013. Mr. Braun’s target annual bonus for 2012 was increased to 75% of his base salary. This will be evaluated on an annual basis.

Mr. Braun is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 12 months thereafter, and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

Daniel J. Churay

In July 2011, the Company entered into an employment agreement with Mr. Churay as executive vice president, general counsel and secretary. The term of Mr. Churay’s employment agreement will end on July 12, 2014. Mr. Churay’s agreement provides for an initial base salary, to be reviewed annually, of $345,000, which the Board or a Board committee may adjust upward at its discretion and, beginning in fiscal year 2012, an annual cash bonus to be based upon individual or company performance criteria that the Board establishes for each fiscal year in consultation with the CEO, with a target annual bonus of 67% of Mr. Churay’s base salary in effect at the beginning of the relevant fiscal year. Mr. Churay’s base salary for 2012 was increased to $362,250, and his base salary for 2013 was increased to $375,000. Mr. Churay’s target annual bonus for 2012 was increased to 75% of his base salary. This will be evaluated on an annual basis.

Mr. Churay is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 12 months thereafter, and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

James F. Underhill

In 2011, the Company entered into a revised employment agreement with Mr. Underhill as executive vice president and chief operating officer—North America, which replaced in its entirety the employment agreement entered into between Mr. Underhill, McJunkin Red Man Corporation and PVF Holdings on December 3, 2009. In December 2012, with the appointment of our executive vice president–Canada, Mr. Underhill’s title was changed to executive vice president and chief operating officer–United States. The term of Mr. Underhill’s employment agreement will end on November 15, 2014. Mr. Underhill’s agreement provides for an initial base salary, to be reviewed annually, of $500,000, which the Board or a Board committee may adjust upward at its discretion, and an annual cash bonus to be based upon individual or company performance criteria that the Board establishes for each fiscal year, with a target annual bonus of 75% of Mr. Underhill’s base salary in effect at the beginning of the relevant fiscal year. Due to the difficult financial conditions of 2009-2010, Mr. Underhill and the Compensation Committee established a new target annual bonus of 67% for 2011, which was raised to 75% for 2012. This will be evaluated on an annual basis.

Mr. Underhill is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 12 months thereafter, and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

Neil P. Wagstaff

In 2012, MRC Transmark Pte. Ltd, an indirect wholly owned subsidiary of the Company incorporated in Singapore, entered into a revised employment agreement with Mr. Wagstaff as executive vice president — international operations, based in Singapore, which replaced in its entirety the employment agreement entered into between Mr. Wagstaff and Transmark Fcx Limited on September 10, 2009. The term of Mr. Wagstaff’s employment agreement will end on October 30, 2014. Mr. Wagstaff’s agreement provides for an initial base salary, to be reviewed annually, of £223,125, which the Board or a Board committee may adjust upward at its discretion, and an annual cash bonus to be based upon individual or company performance criteria that the Board establishes for each fiscal year, with a target annual bonus of 75% of Mr. Wagstaff’s base salary in effect at the beginning of the relevant fiscal year.

With respect to Mr. Wagstaff’s employment in Singapore, the agreement provides for a housing allowance of $15,000 SGD per month, reasonable costs of shipping household goods and personal effects during his transition, reasonable costs of four return business class flights per annum to the United Kingdom from Singapore for each of Mr. Wagstaff and his spouse, a motor vehicle allowance of £2,683 per month, a pension salary supplement of 10% of Mr. Wagstaff’s base salary, payment of up to £1,642 per annum to purchase life insurance, payment of up to £4,354 per annum to purchase long-term disability insurance, and coverage under an international medical policy at a cost to the Company not to exceed $15,000 SGD.

Mr. Wagstaff is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 18 months thereafter, and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

Summary Compensation Table for 2012

The following table sets forth certain information with respect to compensation earned during the fiscal year ended December 31, 2012 by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Change in Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Andrew R. Lane,	2012	850,000	—	1,250,000	—	3,657,642	—	12,622	5,770,264
Chairman,	2011	700,000	—	509,334	1,351,800	3,869,971	—	12,422	6,443,527
President and CEO	2010	700,000	—	399,000	—	—	—	12,422	1,111,422
James E. Braun,	2012	425,000	—	323,531	—	688,214	—	12,622	1,449,367
Executive Vice President and Chief Financial Officer	2011	71,923	298,460	51,540	—	1,362,410	—	184	1,784,517
Daniel J. Churay,	2012	362,250	196,695	275,763	—	462,018	—	166,718	1,463,445
Executive Vice President – Corporate Affairs, General Counsel and Corporate Secretary	2011	131,365	—	83,677	—	596,888	—	39,610	851,540
James F. Underhill,	2012	500,000	—	380,625	—	700,015	6,758	14,902	1,602,300
Executive Vice	2011	500,000	—	363,810	—	113,533	6,478	14,702	998,523
President and Chief Operating Officer – United States	2010	500,000	—	285,000	—	—	5,073	52,164	842,237

Neil P. Wagstaff,	2012	360,749	—	274,620	—	712,690	—	252,261	1,600,319
Executive Vice	2011	328,440	—	198,379	—	113,533	—	116,807	757,159
President – International Operations	2010	328,759	—	190,680	—	—	—	143,840	663,279

(1)	The 2011 salaries of Messrs. Braun and Churay are prorated in 2011, based on their respective employment start dates during that year.

(2)	Bonuses for Messrs. Braun and Churay are signing bonuses pursuant to their respective offer letters.
(3)	See “Compensation Discussion and Analysis—Annual Cash Incentive”. Amounts were paid to Mr. Wagstaff in British Pounds and converted to U.S. Dollars using the December 31 exchange rate for each calendar year end. Exchange Rates were GBP/USD 1.6168, 1.5456 and 1.5471 for 2012, 2011 and 2010, respectively.
(4)	See “Compensation Discussion and Analysis—2012 Stock Options and Restricted Stock”. The amount in these columns represents the grant date fair value of the restricted stock and option awards, respectively, calculated pursuant to ASC Topic 718. In addition, in the second quarter of 2012 the Compensation Committee re-priced the options granted to Mr. Underhill in December 2009 and to Mr. Wagstaff in April 2010 to a $21.05 per share strike price. As a result, the incremental fair value with respect to such awards, computed as of the repricing pursuant to ASC Topic 718, is also included in the 2012 option column for Mr. Underhill and Mr. Wagstaff. For more information on the analysis used in the calculations used to determine Mr. Underhill’s and Mr. Wagstaff’s stock based compensation, please see Note 11 of our 2012 Audited Financial Statements filed with the Company’s Form 10-K for the year ended December 31, 2012 filed with the U.S. Securities Exchange Commission on February 22, 2013.
(5)	The amounts in this column represent interest income earned on account balances.
(6)	Amounts in this column for 2012 include:

•	Company matching contributions made to the McJunkin Red Man Corporation Retirement Plan, a 401(k) plan, of $10,000 for Messrs. Lane, Braun, Churay and Underhill;

•	The imputed value for Company-provided group life insurance of $2,622 for Messrs. Lane, Braun and Churay, and $4,902 for Mr. Underhill;

•

In accordance with Mr. Churay’s employment offer, payment of relocation expenses and reimbursement of relocation expenses to Mr. Churay in the amount of $93,288, and tax and tax gross-up payments on those expenses of $60,808; and

•

In accordance with Mr. Wagstaff’s employment offer, a car allowance in the amount of $51,185; a pension salary supplement of $40,316; international medical insurance, long term disability insurance and life insurance premiums of $10,602, $6,897 and $2,610, respectively; a housing allowance of $110,457; telecommunication expenses of $13,449; and airfare of $15,081 for return trips to the United Kingdom from Singapore. All amounts excluding the housing allowance, telecommunication expenses and international medical insurance were paid in British Pounds and converted to U.S. Dollars using the exchange rate of GBP/USD 1.6168 in effect December 31, 2012. The housing allowance and telecommunication expenses were paid in Singapore Dollars and were converted to U.S. Dollars using the exchange rate of SGD/USD 0.8173 in effect on December 31, 2012. The international medical insurance premium was paid in U.S. Dollars.

Amounts	in this column for 2011 include:

•	Company matching contributions made to the McJunkin Red Man Corporation Retirement Plan, a 401(k) plan, of $9,800 for Messrs. Lane and Underhill and $3,317 for Mr. Churay;

•	The imputed value for Company-provided group life insurance of $2,622, $184, $384 and $4,902 for Messrs. Lane, Braun, Churay and Underhill, respectively;

•

In accordance with Mr. Churay’s employment offer, payment of relocation expenses and reimbursement of relocation expenses to Mr. Churay in the amount of $22,042, and tax and tax gross-up payments on those expenses of $13,867; and

•

For Mr. Wagstaff, a car allowance in the amount of $47,390; a pension salary supplement of $56,952; medical insurance, long term disability insurance and life insurance premiums of $3,701, $6,340 and $2,417, respectively. All amounts excluding the housing allowance and telecommunication expenses were paid in British Pounds and converted to U.S. Dollars using the exchange rate of GBP/USD 1.5456 in effect December 31, 2011.

Amounts	in this column for 2010 include:

•	Company matching contributions made to the McJunkin Red Man Corporation Retirement Plan, a 401(k) plan, of $9,800 for Mr. Lane and $8,800 for Mr. Underhill;

•	The imputed value for Company-provided group life insurance of $2,622 for Mr. Lane and $4,902 for Mr. Underhill;

•	$38,462 for the value of unused vacation to Mr. Underhill; and

•

A car allowance in the amount of $74,047; a pension salary supplement of $58,077; medical insurance, long term disability insurance and life insurance premiums of $3,385, $5,911 and $2,420, respectively, for Mr. Wagstaff. All amounts excluding the housing allowance and telecommunication expenses were paid in British Pounds and converted to U.S. Dollars using the exchange rate of GBP/USD 1.5471 in effect December 31, 2010.

Grants of Plan-Based Awards in Fiscal Year 2012

Name	Grant Date(s)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards($)	Grant Date Fair Value of Stock and Option Awards($)
		Threshold	Target	Maximum
		($)(1)	($)(2)	($)(2)
Andrew R. Lane	5/9/2012	212,500	850,000	926,500	—	380,000	20.85	3,657,642
James E. Braun	5/9/2012	79,688	318,750	347,438	—	71,500	20.85	688,214
Daniel J. Churay	5/9/2012	67,922	271,688	296,139	—	48,000	20.85	462,018
James F. Underhill	5/9/2012	93,750	375,000	408,750	—	71,500	20.85	688,214
	5/11/2012	—	—	—	—	21,853	21.05	11,801	(3)
Neil P. Wagstaff	5/9/2012	67,640	270,562	294,912	—	71,500	20.85	688,214
	5/11/2012	—	—	—	—	43,706	21.05	24,475	(3)

(1)	Under the annual incentive performance metrics and goals that the Compensation Committee approved for the 2012 performance period, no portion of the awards based on Adjusted EBITDA or Adjusted EBITDA RONA for each Named Executive Officer were payable unless there is at least 75% achievement of those performance goals. At 75% achievement of each performance goal, there is a payout of 25% of a participant’s target annual incentive bonus with respect to the performance metric for which such achievement has occurred. The amounts in this column reflect 25% of the Named Executive Officers’ target annual incentive bonuses for 2012.
(2)	Payouts for the Adjusted EBITDA and Adjusted EBITDA RONA performance goals increase in 3% increments for each additional percent of achievement beyond 75% up to full achievement of those annual goals. Upon full achievement of each of those performance goals and full achievement of KPIs, 100% of the target annual incentive bonus is paid. If performance goals for Adjusted EBITDA and Adjusted EBITDA RONA are exceeded, the maximum payment is 110% of target annual incentive for Adjusted EBITDA and Adjusted EBITDA RONA. The maximum payment for KPI goals is 100%. The amounts in these columns reflect 100% and maximum payout of the Named Executive Officers’ target annual incentive bonuses for 2012, in each case, assuming 100% achievement of KPIs.
(3)	In addition, in the second quarter of 2012 the Compensation Committee re-priced 21,853 options granted to Mr. Underhill in December 2009 and 43,706 options granted to Mr. Wagstaff in April 2010 to a $21.05 per share strike price. As a result, the incremental fair value with respect to such awards, calculated pursuant to ASC Topic 718 as of the repricing, is included for Messrs. Underhill and Wagstaff. See “Compensation Discussion and Analysis—2012 Stock Options and Restricted Stock” for more information on the re-pricing.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexerci- sable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Vested (#)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Andrew R. Lane(1)	659,598	219,866	$18.10	9/10/18	—	115,000	3,194,700
	—	226,864	$18.10	11/10/21	—	—	—
	—	380,000	$20.85	5/9/22	—	—	—

James E. Braun(2)	—	165,746	$18.10	11/10/21	—	—	—
	—	71,500	$20.85	5/9/22

Daniel J. Churay(3)	—	66,577	$18.10	8/16/21	—	—	—
	—	17,174	$18.10	11/10/21	—	—	—
		48,000	$20.85	5/9/22	—	—	—

James F. Underhill(4)	7,284	14,569	$21.05	12/3/19	358.43	—	—
	2,762	11,050	$18.10	11/10/21	—	—	—
	—	71,500	$20.85	5/9/22	—	—	—

Neil P. Wagstaff(5)	14,569	29,137	$21.05	10/30/19	—	—	—
	2,762	11,050	$18.10	11/10/21	—	—	—
	—	71,500	$20.85	5/9/22	—	—	—

(1)	See “Compensation Discussion and Analysis—2012 Stock Options and Restricted Stock” for a discussion of the vesting schedules of outstanding options granted in 2012. In September 2008, the Company granted to Mr. Lane stock options in respect of 879,464 shares of our common stock, with a current exercise price of $18.10. In February 2009, the Company granted Mr. Lane 25,000 shares of our restricted common stock. In August 2011, the Company granted Mr. Lane 90,000 shares of our restricted common stock. In November 2011, the Company granted 226,864 stock options to Mr. Lane. Mr. Lane has transferred his stock options and restricted stock to Andy & Cindy Lane Family L.P. for no consideration. Mr. Lane’s options granted prior to 2012 vest in equal installments on each of the second, third, fourth and fifth anniversaries of the date of grant, and Mr. Lane’s restricted stock granted before 2012 vests on the fifth anniversary of the date of grant.
(2)	See “Compensation Discussion and Analysis—2012 Stock Options and Restricted Stock” for a discussion of the vesting schedules of outstanding options granted in 2012. In November 2011, the Company granted 165,746 stock options to Mr. Braun in connection with his offer of employment. These options follow the generally applicable vesting schedule of three equal installments on the third, fourth and fifth anniversaries of the date of grant.
(3)	See “Compensation Discussion and Analysis—2012 Stock Options and Restricted Stock” for a discussion of the vesting schedules of outstanding options granted in 2012. In August 2011, we also granted 66,577 stock options to Mr. Churay in connection with his offer of employment. In November 2011, the Company granted 17,174 stock options Mr. Churay. These options follow the generally applicable vesting schedule of three equal installments on the third, fourth and fifth anniversaries of the date of grant.
(4)

See “Compensation Discussion and Analysis—2012 Stock Options and Restricted Stock” for a discussion of the vesting schedules of outstanding options granted in 2012. In December 2009, we granted to Mr. Underhill14,569 stock options with a current strike price of $21.05. These options follow the generally applicable vesting schedule of three equal installments on the third, fourth and fifth anniversaries of the date of grant. In November 2011, we also granted 13,812 stock options to Mr. Underhill. These options vest in equal installments on the first through the fifth anniversaries of the date of grant. Profits units are governed by Articles III and VII of the Amended and Restated Limited Liability Company Agreement of PVF Holdings dated as of October 31, 2007, and amended on December 18, 2007 and October 30, 2009 (the

“PVF LLC Agreement”). PVF Holdings granted Mr. Underhill profits units in PVF Holdings on January 31, 2007. Profits units have no voting rights in PVF Holdings, and PVF Holdings may from time to time distribute its available cash to holders of profits units along with its other equity holders. Pursuant to the PVF LLC Agreement, PVF Holdings is required to make distributions, first, to holders of common units, pro rata in proportion to the number of those units outstanding at the time of distribution, until each holder has received an amount equal to the holder’s net aggregate capital contributions (for purposes of the PVF LLC Agreement) and, second, to holders of all units (including profits units) pro rata in proportion to the number of units outstanding at the time of the distribution. Mr. Underhill’s profits units are fully vested.
(5)	See “Compensation Discussion and Analysis—2012 Stock Options and Restricted Stock” for a discussion of the vesting schedules of outstanding options granted in 2012. In connection with the acquisition of Transmark Fcx Limited, we granted to Mr. Wagstaff 43,706 stock options in April 2010 with a current strike price of $21.05. These options follow the generally applicable vesting schedule of three equal installments on the third, fourth and fifth anniversaries of the date of grant. In November 2011, we also granted 13,812 stock options to Mr. Wagstaff. These options vest in equal installments on the first through the fifth anniversaries of the date of grant.

Option Exercises and Stock Vested During 2012

Stock Awards
Name	Number of Shares That Became Vested (#)(1)	Value Realized on Vesting ($)(2)
Andrew R. Lane	—	—
James E. Braun	—	—
Daniel J. Churay	—	—
James F. Underhill	119.48	512,564
Neil P. Wagstaff	—	—

(1)	This column reflects the number of profits units in PVF Holdings that became vested on January 31, 2012.
(2)	The value realized upon the vesting of profits units on January 31, 2012 is based on the value of profits units in PVF Holdings as of January 31, 2012, which was $4,289.96 per unit.

Non-Qualified Deferred Compensation

In 2007, we adopted the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan. Under the terms of the plan, select members of management and highly compensated employees could defer receipt of a specified amount or percentage of cash compensation, including annual bonuses. Mr. Underhill is a participant in this plan. Pursuant to this plan, prior to 2009, McJunkin Red Man Corporation made predetermined annual contributions to each participant’s account, less any discretionary matching contributions that we made on behalf of the participant to a defined contribution plan for the calendar year. The Compensation Committee decided in 2009 that no further company contributions would be made to participant accounts under this plan. In 2010, the Compensation Committee froze this plan. The applicable provisions of the plan continue to govern amounts that participants deferred or the Company contributed to accounts under the plan prior to August 10, 2010.

If a participant’s account balance as of the beginning of a calendar year is less than $100,000, the plan credits the balance quarterly with interest at the “Prime Rate” (as defined in the plan) plus 1%. If a participant’s account balance at the beginning of a calendar year is $100,000 or greater, the participant may choose between being credited quarterly with interest at the Prime Rate divided by four plus .25% or having the account deemed converted into a number of phantom common units of PVF Holdings. If no investment election is made, a participant’s account will be credited quarterly with interest at the Prime Rate divided by four plus .25%. At December 31, 2012, Mr. Underhill had an account balance of $156,493. Mr. Underhill has not elected to convert his balance into phantom common units. As of December 31, 2007, all existing participants were fully vested in their entire accounts, including contributions by McJunkin Red Man Corporation. People who became participants after December 31, 2007 are fully vested in their elective deferral amounts and will become vested in contributions by McJunkin Red Man Corporation as determined by the administrator of the plan.

Participants receive the vested balance of their accounts, in cash, upon a Separation from Service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)). The plan pays this amount in three annual installments (with interest) commencing on January 1 of the second calendar year following the calendar year in which the Separation from Service occurs. In the event of a participant’s death or Permanent Disability (as defined in the plan), or upon a Change in Control (as defined in the plan) of McJunkin Red Man Corporation, the full amount of a participant’s account, vested and unvested, will be paid within 30 days following the event to the participant’s beneficiary, in the case of death, or to the participant, in the case of Permanent Disability or a Change in Control. Notwithstanding the foregoing regarding the timing of payments, distributions to “specified employees” (as defined in Section 409A) may be required to be delayed in accordance with Section 409A.

Nonqualified Deferred Compensation for 2012

Name	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Balance at Last Fiscal Year End ($)
Andrew R. Lane	—	—
James E. Braun	—	—
Daniel J. Churay	—	—
James F. Underhill	6,758	163,251
Neil P. Wagstaff	—	—

(1)	We did not make contributions to participant accounts under the McJunkin Red Man Nonqualified Deferred Compensation Plan in 2012. However, during 2012 the accounts of the Named Executive Officers with accounts under the plan were credited with interest in accordance with the plan.

Potential Payments upon Termination or Change in Control

Each of the Named Executive Officers would be entitled to certain payments and benefits following a termination of employment under certain circumstances and upon a change in control. These benefits are summarized below and reflect obligations pursuant to employment agreements as well as pursuant to other compensatory arrangements. The amounts of potential payments and benefits for our Named Executive Officers as reflected in the tables below assume that the relevant trigger event (termination of employment or a change in control, as applicable) took place on December 31, 2012.

Voluntary Separation

In the event of each Named Executive Officer’s voluntary separation (which “voluntary separation” is treated differently from “retirement” under the 2011 Omnibus Incentive Plan) from employment, all unvested stock option and restricted stock awards in respect of the Company’s common stock that the executive holds would be forfeited. As of December 31, 2012, all stock options that Messrs. Braun and Churay hold were unvested, all restricted stock that Mr. Lane holds was unvested, 25% of the September 2008 options that Mr. Lane holds were unvested and 100% of the November 2011 and May 2012 options that Mr. Lane holds were unvested. As of December 31, 2012, 100% of the May 2012 options that Messrs. Underhill and Wagstaff hold were unvested, 80% of the November 2011 options that Messrs. Underhill and Wagstaff hold were unvested, two-thirds of the December 2009 options that Mr. Underhill holds are unvested and two-thirds of the April 2010 options that

Mr. Wagstaff holds are unvested. The profit units that Mr. Underhill holds were fully vested as of December 31, 2012. The fully vested account in the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan that Mr. Underhill holds would become payable (subject to the requirements of Section 409A). In addition, each of the Named Executive Officers would be paid the value of any accrued but unused vacation time as of the date of the voluntary termination as set forth in the table below.

Under the 2011 Omnibus Incentive Plan, if the Named Executive Officer retires and either: (a) the Named Executive Officer is at least 65 years of age, or (b) the Named Executive Officer’s age plus years of service equal to at least 80, the option shall continue to vest and become exercisable as if the Named Executive Officer remained employed with the Company; provided, that, the Named Executive Officer remains employed with the Company on or after the third anniversary of the date of grant unless the Compensation Committee waives this requirement on or after the first anniversary of the date of grant.

Name	Accrued Obligations ($)(1)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	85,000	—	85,000
James E. Braun	32,692	—	32,692
Daniel J. Churay	34,832	—	34,832
James F. Underhill	57,692	163,251	220,943
Neil P. Wagstaff	36,871	—	36,871

(1)	These amounts represent accrued but unused vacation time as of December 31, 2012.

Termination Not for Cause and Resignation for Good Reason

The employment agreements to which Messrs. Lane, Braun, Churay, Underhill and Wagstaff are parties provide that if their employment is terminated other than for “Cause” or “Disability” (as defined in the agreements) or if they resign for “Good Reason” (as defined in the agreements), they are entitled to the following severance payment and benefits:

•	All accrued, but unpaid, obligations (including, salary, bonus, expense reimbursement and vacation pay);

•

In the case of Messrs. Lane and Wagstaff, monthly payments equal to 1/12th of base salary at the rate in effect immediately prior to termination and 1/12th target annual target bonus for 18 months following termination. In the case of Messrs. Braun, Churay and Underhill, continuation of base salary for 12 months following termination at the rate in effect immediately prior to termination;

•

Continuation of medical benefits for 18 months for Messrs. Lane and Wagstaff and 12 months for Messrs. Braun, Churay and Underhill or, in each case, until such earlier time as the executive becomes eligible for medical benefits from a subsequent employer;

•	A pro-rata annual bonus for the fiscal year in which termination occurs, based on actual performance through the end of the fiscal year; and

•

Solely in the case of Mr. Lane, a pro-rata portion of the stock options granted to him in September, 2008, which are currently held by Andy & Cindy Lane Family, L.P., would become vested. However, the November, 2011 and May, 2012 stock option grants and the restricted stock grants to Mr. Lane, which are currently held by Andy & Cindy Lane Family, L.P., would be forfeited.

These payments and the provision of benefits are generally subject to the execution of a release and compliance with restrictive covenants prohibiting competition, solicitation of employees and interference with business relationships during employment and thereafter during the applicable restriction period. These restrictions apply during employment and for 18 months following termination for Messrs. Lane and Wagstaff and for 12 months following termination for Messrs. Braun, Churay and Underhill. In addition, Messrs. Lane, Braun, Churay, Underhill and Wagstaff are subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

In the event of a termination without Cause (as defined in their respective agreements) or a resignation with good reason (as defined in their respective agreements), unvested stock options and unvested restricted stock held by the Named Executive Officers (other than Mr. Lane’s September, 2008 grant) would be forfeited. As described above, under these circumstances the vesting of a pro rata portion of the unvested options associated with Mr. Lane’s September, 2008 grant would become accelerated. As of December 31, 2012, all stock options that Messrs. Braun and Churay hold were unvested, 100% of the May 2012 options that Messrs. Underhill and Wagstaff hold were unvested, 80% of the November 2011 options that Messrs. Underhill and Wagstaff hold were unvested, two-thirds of the December 2009 options that Mr. Underhill holds are unvested and two-thirds of the April 2010 options that Mr. Wagstaff holds are unvested. As of December 31, 2012, profits units that Mr. Underhill holds were fully vested.

The fully vested account in the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan that Mr. Underhill holds would become payable (subject to the requirements of Section 409A) upon a termination by us of the executive officer’s employment other than for Cause or the executive officer’s termination of employment for Good Reason.

In addition, each of the Named Executive Officers would also be paid the value of any accrued but unused vacation time as of the termination date.

	Accrued Obligations ($)(1)	Base Salary Continuation ($)(2)	Pro Rata Incentive ($)(3)	Value of Medical Benefits ($)	Value of Accelerated Vesting of Equity ($)(4)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	85,000	2,550,000	862,750	18,878	532,075	—	4,048,703
James E. Braun	32,692	425,000	323,531	18,065	—	—	799,288
Daniel J. Churay	34,832	362,250	275,763	18,878	—	—	691,723
James F. Underhill	57,692	500,000	380,625	18,065	—	163,251	1,119,633
Neil P. Wagstaff	36,871	946,967	274,620	15,969	—	—	1,274,427

(1)	These amounts represent accrued but unused vacation time as of December 31, 2012.
(2)	In the case of Messrs. Lane and Wagstaff, the amounts represent 18 months of base salary at the rate in effect on December 31, 2012 plus 18 months of annual target bonus. Mr. Lane has an annual target bonus of 100% of his 2012 base salary and Mr. Wagstaff has an annual target bonus of 75% of his 2012 base salary. In the case of Messrs. Braun, Churay and Underhill, the amounts represent the continuation of their respective base salaries for twelve months following termination at the rate in effect on December 31, 2012.
(3)	Mr. Lane has an annual target bonus of 100% of his 2012 annual base salary. Messrs. Braun, Churay, Underhill and Wagstaff have an annual target bonus of 75% of annual base salary for 2012. Assuming a termination date of December 31, 2012, each of the Named Executive Officers would be entitled to receive 101.5% of his target annual incentive bonus. See “Compensation Discussion and Analysis—Annual Cash Incentive” for more information on payout versus target.
(4)	In the case of Mr. Lane, the amount in this column represents the value of the pro-rata acceleration of the vesting of his stock options granted in September, 2008 based upon the closing price of $27.78 of MRC common stock on December 31, 2012. The restricted stock awards as well as the November, 2011 and the May, 2012 stock options granted to Mr. Lane would not be subject to accelerated vesting under these circumstances. In addition, all unvested options held by Named Executive Officers other than Mr. Lane as of December 31, 2012 would be forfeited as of that date.

Termination by Us for Cause

Under the 2007 Stock Option Plan, upon a termination by us for Cause (as defined in the 2007 Stock Option Plan), pursuant to the applicable award agreements, stock options, whether vested or unvested, that Messrs. Lane, Braun, Churay, Underhill and Wagstaff hold and restricted stock that Mr. Lane holds under the McJunkin Stock

Option and McJunkin Restricted Stock plans, whether vested or unvested, would in each case be forfeited immediately for no consideration. Under the 2011 Omnibus Incentive Plan, upon a termination by us for Cause (as defined in the 2011 Omnibus Incentive Plan), pursuant to the applicable award agreements, unvested stock options that Messrs. Lane, Braun, Churay, Underhill and Wagstaff hold would be forfeited immediately for no consideration.

In addition, as described in the narrative above following the table titled “Nonqualified Deferred Compensation for 2012”, the fully vested accounts in the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan would become payable (subject to the requirements of Section 409A). Each of the Named Executive Officers would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	85,000	—	85,000
James E. Braun	32,692	—	32,692
Daniel J. Churay	34,832	—	34,832
James F. Underhill	57,692	163,251	220,943
Neil P. Wagstaff	36,871	—	36,871

(1)	These amounts represent accrued but unused vacation time as of December 31, 2012.

Termination due to Death or Disability

Pursuant to the employment agreements with Messrs. Lane, Braun, Churay, Underhill and Wagstaff, upon a termination of employment due to death or disability, they (or their beneficiaries) would be entitled to receive a pro-rata portion of the annual bonus for the fiscal year in which termination occurs, based on actual performance through the end of the fiscal year.

Under the 2007 Stock Option Plan, pursuant to the applicable award agreements, all unvested stock options and restricted stock awards that we granted to the Named Executive Officers (other than Mr. Lane’s stock options granted in September 2008) would become fully vested in the event of a termination due to death or Disability (as defined in the applicable plan). In the case of Mr. Lane’s stock options granted in September 2008, the vesting of a pro rata portion of his unvested options would become accelerated. In the event of termination due to death or Permanent Disability (as such term is defined in the McJunkin Red Man Nonqualified Deferred Compensation Plan), the full amount of the account, whether or not vested, would be payable. Each of the Named Executive Officers (or their beneficiaries) would also be paid the value of any accrued but unused vacation time as of the termination date. Under the 2011 Omnibus Incentive Plan, pursuant to the applicable award agreements, in the event of a termination due to death or Disability (as defined in the 2011 Omnibus Incentive Plan), the vested stock options shall remain vested and exercisable and the unvested stock options that were granted to the Named Executive Officers will be deemed to be vested and exercisable with respect to an additional 20% of the shares subject to the overall original option grant.

Name	Accrued Obligations ($)(1)	Value of Accelerated Vesting of Equity ($)(2)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	85,000	6,449,498	—	6,534,498
James E. Braun	32,692	1,703,520	—	1,736,213
Daniel J. Churay	34,832	877,228	—	912,060
James F. Underhill	57,692	304,112	163,251	525,055
Neil P. Wagstaff	36,871	402,155	—	439,026

(1)	These amounts represent accrued but unused vacation times as of December 31, 2012.

(2)	In the case of Mr. Lane, the amount in this column includes the value of the pro-rata acceleration of the vesting of his unvested stock options and the full acceleration of vesting of his entire restricted stock award based on the closing price on December 31, 2012 of MRC common stock of $27.78. In the case of Messrs. Braun, Churay, Underhill and Wagstaff, all of their stock options, held as of December 31, 2012 would become fully vested as of that date. With respect to options, based on the closing price on December 31, 2012 of MRC Global common stock of $27.78 this amount represents the value realized upon this accelerated vesting.

Change in Control

Our 2007 Stock Option Plan and our 2007 Restricted Stock Plan, pursuant to which we have granted stock options and restricted stock to our Named Executive Officers, provide that in the event of a Transaction (as defined in the applicable plan), outstanding stock options and restricted stock shall become fully vested (and exercisable in the case of options). The plans define “Transaction” as:

(i)	any event which results in the GSCP Members (as defined in the PVF LLC Agreement) and its or their Affiliates (as defined in the PVF LLC Agreement) ceasing to directly or indirectly beneficially own, in the aggregate, at least 35% of the equity interests of McJunkin Red Man Corporation that they beneficially owned directly or indirectly as of January 31, 2007; or

(ii)	in a single transaction or a series of related transactions, the occurrence of the following event: a majority of the outstanding voting power of:

•	PVF Holdings;

•	MRC Global Inc.;

•	McJunkin Red Man Corporation; or

•	substantially all of the assets of McJunkin Red Man Corporation;

shall have been acquired or otherwise become beneficially owned, directly or indirectly, by any Person (as defined in the PVF LLC Agreement) (other than any Member (as defined in the PVF LLC Agreement) on the effective date of the PVF LLC Agreement or any of its or their affiliates, or PVF Holdings or any of its affiliates) or any two or more Persons (other than any Member on the date of the PVF LLC Agreement or any of its or their affiliates, or McJunkin Red Man Corporation or any of its affiliates) acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding or disposing of the voting power of PVF Holdings, MRC Global Inc. or McJunkin Red Man Corporation;

it being understood that, for this purpose, the acquisition or beneficial ownership of voting securities by the public shall not be an acquisition or constitute beneficial ownership by any Person or Persons acting in concert.

Pursuant to the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan, the full amount of a participant’s account becomes vested to the extent not already vested upon a Change in Control and will be paid within thirty days of the Change in Control. The plan defines “Change in Control” as, in a single transaction or a series of related transactions, the occurrence of the following event: a majority of the outstanding voting power of PVF Holdings, MRC Global Inc. or McJunkin Red Man Corporation, or substantially all of the assets of McJunkin Red Man Corporation, shall have been acquired or otherwise become beneficially owned, directly or indirectly, by any Person (as defined in the plan) (other than any Member (as defined in the PVF LLC Agreement) or any of its or their affiliates, or PVF Holdings or any of its affiliates) or any two or more Persons (other than any Member or any of its or their affiliates, or PVF Holdings or any of its affiliates) acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding or disposing of the voting power of PVF Holdings, MRC Global Inc. or McJunkin Red Man Corporation; it being understood that, for this purpose, the acquisition or beneficial ownership of voting securities by the public shall not be an acquisition or constitute beneficial ownership by any Person or Persons acting in concert.

Our 2011 Omnibus Incentive Plan provides that in the event of a Change in Control (as defined in the 2011 Omnibus Incentive Plan), outstanding stock options and restricted stock shall become fully vested (and exercisable in the case of options). The 2011 Omnibus Incentive Plan defines “Change in Control” as the occurrence of any of the following (with each such capitalized term used below and not otherwise defined herein having its meaning as set forth in the 2011 Omnibus Incentive Plan):

(a)	An acquisition (other than directly from the Company) of any voting securities of the Company by any Person, immediately after which such Person has Beneficial Ownership of more than 50% of the combined voting power of the Company’s then-outstanding voting securities; provided, however, that in determining whether a Change in Control has occurred, the acquisition of voting securities in a Non-Control Acquisition shall not constitute a Change in Control. A “Non-Control Acquisition” means an acquisition by:

(i)	an employee benefit plan (or a trust forming a part thereof) maintained by:

(A)	the Company or

(B)	any corporation or other person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company,

(ii)	the Company, any principal stockholder or any related entity, or

(iii)	any Person in connection with a Non-Control Transaction (as hereinafter defined); or

(b)	The consummation of:

(i)	A merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (each, a “Merger”), unless such Merger is a Non-Control Transaction. A “Non-Control Transaction” means a Merger in which:

(A)	the shareholders of the Company immediately before such Merger own directly or indirectly immediately following the Merger at least a majority of the combined voting power of the outstanding voting securities of:

(1)	the corporation resulting from the Merger (the “Surviving Corporation”), if 50% or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not beneficially owned by another person (a “Parent Corporation”) or

(2)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(B)	the individuals who were members of the Board immediately prior to the execution of the agreement providing for the Merger constitute at least a majority of the members of the board of directors of:

(1)	the Surviving Corporation, if there is no Parent Corporation, or

(2)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(C)	no person other than:

(1)	the Company or another corporation that is a party to the agreement of Merger,

(2)	any related entity,

(3)	any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any related entity, or

(4)	any person who, immediately prior to the Merger, had beneficial ownership of 50% or more of the then outstanding voting securities,

has beneficial ownership of 50% or more of the combined voting power of the outstanding voting securities of:

(x)	the Surviving Corporation, if there is no Parent Corporation, or

(y)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(ii)	A complete liquidation or dissolution of the Company; or

(iii)	The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any person (other than (x) a transfer to a related entity or (y) the distribution to the Company’s shareholders of the stock of a related entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding voting securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities then outstanding, increases the proportional number of shares beneficially owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company and, after such acquisition by the Company, the Subject Person becomes the beneficial owner of any additional voting securities and such beneficial ownership increases the percentage of the then outstanding voting securities beneficially owned by the Subject Person, then a Change in Control shall occur.

The table below assumes that a Transaction or Change in Control as so defined has occurred.

The accelerated vesting of accounts under the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan in the event of a Change in Control does not provide an extra benefit to the Named Executive Officer because his account was fully vested as of the effective date of the plan, which was December 31, 2007.

Name	Accrued Obligations ($)(1)	Value of Accelerated Vesting of Equity ($)(2)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	85,000	3,726,775	—	3,811,775
James E. Braun	32,692	2,099,916	—	2,132,609
Daniel J. Churay	34,832	1,143,340	—	1,178,172
James F. Underhill	57,692	700,508	163,251	921,451
Neil P. Wagstaff	36,871	798,551	—	835,422

(1)	These amounts represent accrued but unused vacation time as of December 31, 2012.
(2)	In the case of Mr. Lane, the amount in this column includes the value of the pro-rata acceleration of the vesting of his unvested stock options and the full acceleration of vesting of his entire restricted stock award. The value of the accelerated vesting of Mr. Lane’s restricted stock and stock options is based on the per share value of the Company’s stock as of December 31, 2012, which was $27.78. In the case of Messrs. Braun, Churay, Underhill and Wagstaff, the value of accelerated vesting all of their stock options held as of December 31, 2012 is based on the per share value of the Company’s stock as of December 31, 2012, which was $27.78.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

This section describes related party transactions between us and our directors, executive officers and 5% stockholders and their immediate family members that have occurred in 2012.

Transactions with the Goldman Sachs Funds

Certain affiliates of The Goldman Sachs Group, Inc., including GS Capital Partners V Fund, L.P., GS Capital Partners VI Fund, L.P. and related entities, or the Goldman Sachs Funds, are the majority owners of PVF Holdings, our largest stockholder.

Debt and Equity Transactions Involving Affiliates of The Goldman Sachs Funds

In 2012, we paid Goldman Sachs Credit Partners L.P. (“GSCP”), an affiliate of the Goldman Sachs Funds, $0.1 million in fees and commissions as a co-lead arranger and joint bookrunner under our asset-based lending (“ABL”) revolving credit facility and $3.3 million in fees and commissions as the co-lead arranger and joint bookrunner under our term loan facilities in addition to serving as the syndication agent under those facilities. Additionally, we paid GSCP $0.5 million in fees related to the open market purchase of a portion of our 9.5% senior secured notes. Goldman Sachs Lending Partners L.L.C., also an affiliate of the Goldman Sachs Funds, is a participant in our global ABL credit facility with a $50 million commitment. Lastly, Goldman, Sachs & Co., another affiliate of the Goldman Sachs Funds, was paid $9.3 million in fees and commissions as the co-lead bookrunner on our IPO.

Market Maker for Senior Secured Notes

During 2012, the Company had outstanding 9.5% senior secured notes, which it repurchased or redeemed in full. Pursuant to certain registration rights agreements relating to predecessor notes to these notes, we filed and were obligated to keep effective a market-making registration statement to enable Goldman Sachs to engage in market-making for the registered senior secured notes. Upon redemption of the outstanding senior secured notes in full, the Company withdrew this registration statement.

Transactions with USI Southwest

In January 2010, we engaged Anco Insurance Services of Houston, Inc. (doing business as USI Southwest), an affiliate of the Goldman Sachs Funds, to provide insurance brokerage services to us. During the year ended December 31, 2012, we paid USI Southwest $0.2 million for these services. As of December 31, 2012, USI was no longer affiliated with the Goldman Sachs Funds.

Transactions with SunGard AvantGard LLC

In 2012, we engaged SunGard AvantGard LLC, an affiliate of the Goldman Sachs Funds, to provide services for treasury and account receivables collection software and disaster recovery services. During the year ended December 31, 2012, we paid SunGard AvantGard LLC $930,000 for these services.

Product Sales to Affiliates of the Goldman Sachs Funds

From time to time, we sell products to affiliates of the Goldman Sachs Funds either through supply agreements or open purchase orders. The following table lists these affiliates and the amount of the sales during 2012. Each sale was made on an arms’-length basis at market pricing with the applicable affiliate.

Affiliate	2012 Sales
Kinder Morgan Energy Partners, L.P.	$22,261,373
CCS Corporation	$579,254
Luminant Generation Company LLC, Luminant Mining Company LLC and Oncor Electric Delivery Company LLC (together with Luminant Generation Company LLC and Luminant Mining Company LLC, “Energy Future Holdings”)	$216,298
Cobalt International Energy LP	$19,579
EF Energy Holdings, L.L.C.	$17,153

Governance Agreement

We entered into a governance agreement with PVF Holdings in April 2012, which grants PVF Holdings certain rights relating to the nomination of candidates to our Board.

The governance agreement allows PVF Holdings, for so long as it beneficially owns at least 15% of the shares of our common stock outstanding, to designate a number of director nominees in the slate of director nominees that we propose to stockholders in connection with an election of directors. The number of nominees that PVF Holdings will have the right to designate is equal to the product of (i) the percentage of the total outstanding shares of our common stock beneficially owned by PVF Holdings multiplied by (ii) the total number of directors comprising our Board. In the event that this calculation results in PVF Holdings having the right to designate a non-whole number of nominees, the number of nominees that PVF Holdings has a right to designate will be rounded up to the nearest whole number.

PVF Holdings has the right to assign its rights and obligations under the governance agreement to Goldman, Sachs & Co. and/or one or more of its affiliates, including the Goldman Sachs Funds, but not to any other person. In the event of an assignment, the director nomination rights described above will inure to the benefit of the assignee or assignees, and the shares of our common stock beneficially owned by Goldman, Sachs & Co. and its affiliates, taken together, will be counted towards the ownership thresholds referred to above.

Registration Rights Agreement

Prior to our IPO, we entered into a new registration rights agreement with PVF Holdings pursuant to which we may be required to register the sale of our shares that PVF Holdings holds. Under the registration rights agreement, PVF Holdings has the right to request that we use our reasonable best efforts to register the sale of shares that PVF Holdings holds on its behalf on up to six occasions including requiring us to file shelf registration statements permitting sales of shares into the market from time to time over an extended period. PVF Holdings’ right to demand registration will be subject to certain limitations contained in the registration rights agreement.

In addition, PVF Holdings has the ability to exercise certain piggyback registration rights with respect to its own securities if we elect to register any of our equity securities. The registration rights agreement also includes provisions dealing with allocation of securities included in registration statements, registration procedures, indemnification, contribution and allocation of expenses. The registration rights agreement also provides that if PVF Holdings is dissolved, an amended and restated registration rights agreement will become automatically effective and the existing agreement will terminate. Pursuant to the terms of such amended and restated registration rights agreement, the existing members of PVF Holdings would thereafter be entitled to certain registration rights with respect to our shares which are distributed to them in connection with any such dissolution of PVF Holdings.

Transactions with Prideco

We lease certain equipment and buildings from Prideco, LLC, an entity that Craig Ketchum (a director of MRC) and certain of his immediate family members own. Craig Ketchum owns a 25% interest in Prideco, LLC. We paid Prideco, LLC an aggregate rental amount of approximately $116,000 in the year ended December 31, 2012.

Under three separate real property leases, we lease office and warehouse space for the wholesale distribution of PVF from Prideco, LLC. The total rental amount under these leases was approximately $0.1 million in the year ended December 31, 2012. The location of the leased property, monthly rent for 2012, term, expiration date, square footage of the leased premises and renewal option for each of these leases are included in the table below:

Location	Monthly 2012 Rent	Term	Expiration	Square Feet	Renewal Option
Artesia, NM	$2,200	5 years	May 31, 2013	8,750	One five-year renewal option
Lovington, NM	$2,350	3 years	September 30, 2013	6,000	Open option to renew
Woodward, OK	$3,500	5 years	July 31, 2017	6,000	None

Additionally, under one master lease, Prideco, LLC leases approximately 35 trucks, cars and sports utility vehicles to us. All of these vehicles are used in our operations. Under the master lease, most vehicles are leased for a term of 36 months ending in August 2013. The total rental amount under this lease was approximately $0.1 million in the year ended December 31, 2012.

We believe the rental amounts under our leases with Prideco, LLC are generally comparable to market rates negotiable among unrelated third parties.

Transactions with Hansford Associates Limited Partnership

McJunkin Red Man Corporation, our principal U.S. operating subsidiary, leases certain land and buildings from Hansford Associates Limited Partnership, a limited partnership in which H.B. Wehrle, III (a member of the Board) and certain of his immediate family members are limited partners. McJunkin Red Man Corporation paid Hansford Associates Limited Partnership an aggregate rental amount of approximately $1.969 million in the year ended December 31, 2012. We believe that the rental amounts under McJunkin Red Man Corporation’s leases with Hansford Associates Limited Partnership are generally comparable to market rates negotiable among unrelated third parties.

GS Acquisition

Under the terms of the merger agreement for the GS Acquisition, McJunkin Red Man Corporation is required to use its commercially reasonable efforts promptly following the closing of the merger to sell certain of its assets (the “Non-Core Assets”) for cash and to distribute 95% of the net proceeds of the sales, less 40% of taxable gains, to McJunkin Corporation’s stockholders of record immediately prior to the GS Acquisition, including H.B. Wehrle, III, one of our directors.

On July 30, 2010, an action was brought against the Company in Delaware Chancery Court by a former shareholder of our predecessor, McJunkin Corporation, on his own behalf and as trustee for a trust, alleging the Company had not fully complied with this contractual obligation to divest of the Non-Core Assets, seeking damages and equitable relief. The parties subsequently reached a settlement agreement whereby the Company agreed to distribute $1.9 million to the former shareholders (excluding the plaintiffs in the litigation), and both parties have released each other from their respective claims. Although he did not join this suit, H.B. Wehrle and his immediate family members received a payment of $543,021 as a former shareholder of McJunkin Corporation.

Related Party Transaction Policy

We have in place a formal written policy for the review, approval, ratification and disclosure of related party transactions. This policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest. The Audit Committee of the Board must review, approve and ratify a related party transaction if the transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, that the Audit Committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third-party, unless the Audit Committee otherwise determines that the transaction is not in our best interests. Our Audit Committee does not need to approve or ratify any related party transaction or modification of the transaction that the Board has approved or ratified by the affirmative vote of a majority of directors, who do not have a direct or indirect material interest in such transaction. In addition, our Compensation Committee will approve related party transactions involving compensation rather than our Audit Committee.

In addition, we are bound by a provision in the PVF LLC Agreement, which provides that neither we nor any of our subsidiaries may enter into any transactions with any of the Goldman Sachs Funds or any of their affiliates except for transactions that:

(i)	are otherwise permitted or contemplated by the PVF LLC Agreement; or

(ii)	are on fair and reasonable terms not materially less favorable to us than we would obtain in a hypothetical comparable arm’s length transaction with a person that was not an affiliate of the Goldman Sachs Funds.

Our credit facilities also contain covenants which, subject to certain exceptions, require us to conduct all transactions with any of our affiliates on terms that are substantially as favorable to us as we would obtain in a comparable arm’s length transaction with a person that is not an affiliate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and certain of its officers to file reports of their ownership of MRC Global common stock and of changes in such ownership with the SEC and the NYSE. Regulations also require MRC Global to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the copies of such reports furnished to the Company and written representations from certain reporting persons, we believe that all of our officers, directors, and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2012, except that, due to the Company’s administrative error in assisting its directors with their filings, Form 4s for Messrs. Best, Boylan, Ketchum, Krans, Linse, Perkins and Wehrle were filed on the morning of July 13, 2012 (one day late) to report the stock option grant on July  10, 2012 of 11,986 shares.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees MRC’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee meets separately with management, the internal auditors, the independent registered public accounting firm and the general counsel. The Audit Committee operates under a written charter approved by the Board, a copy of which is available on our website at www.mrcglobal.com. The charter, among other things, provides that the Audit Committee has full authority to appoint, oversee, evaluate, and terminate when appropriate, the independent auditor. In this context, the Audit Committee:

•

reviewed and discussed the audited consolidated financial statements in MRC’s Annual Report on Form 10-K with management, including a discussion of the quality – not just the acceptability – of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•

reviewed with Ernst & Young LLP, MRC’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and acceptability of MRC’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

•

received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence;

•	discussed with Ernst & Young LLP its independence from management and MRC and considered whether Ernst & Young LLP could also provide non-audit services without compromising the firm’s independence;

•	discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

discussed with MRC’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits, and then met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of MRC’s internal controls and the overall quality of MRC’s financial reporting;

•

based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC; and

•	appointed Ernst & Young LLP to serve as MRC’s independent registered public accounting firm for 2013, subject to ratification by the Board and the Company’s stockholders.

This report has been furnished by the members of the Audit Committee of the Board:

Leonard M. Anthony, Chair

Rhys J. Best

John A. Perkins

PROPOSAL II –

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We request our stockholders’ non-binding, advisory vote on our NEO Compensation as disclosed in accordance with the SEC’s rules in this Proxy Statement. This proposal is commonly known as a “say-on-pay” proposal.

As discussed in the “Compensation Discussion and Analysis” as well as in the tables and narrative in “Executive Compensation”, our compensation programs are designed to attract and retain the talent needed to drive stockholder value and help each of our businesses meet or exceed financial and performance targets. Our compensation programs are intended to reward our NEOs for successfully implementing our strategy to grow our business and create long-term stockholder value. We believe our programs effectively link executive pay to the financial performance of the Company while also aligning our NEOs with the interests of our stockholders. The following are some key points that demonstrate our commitment to aligning pay to performance:

•

The significant majority of NEO target compensation is provided in the form of long-term equity awards ensuring pay is aligned with stockholders and linked to the performance of our Company’s common stock; and

•	Our 2012 annual incentive program aligns 2012 payments to actual performance on pre-established targets effectively linking the Company’s financial performance to NEO pay.

We are seeking our stockholders’ support for our NEO compensation as detailed in this Proxy Statement. This proposal conforms to SEC requirements and seeks our stockholders’ views on our NEO compensation. It is not intended to address any specific element of compensation, but rather the overall compensation provided to our

NEOs including our pay philosophy, our pay principles and pay practices as described in this Proxy Statement. The Board asks for your “FOR” advisory vote on the following resolution:

RESOLVED, that the stockholders of MRC Global Inc. (the “Company”) approve, on an advisory basis, the executive compensation of the Company’s Named Executive Officers as disclosed within this Proxy Statement pursuant to the compensation disclosure rules of the Securities Exchange Act of 1934, as amended (Item 402 of Regulation S-K), which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related narrative discussion contained in this Proxy Statement.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board will take into account the outcome of the vote when considering future executive compensation decisions for NEOs. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2014 Annual Meeting of stockholders.

Board Recommendation:	THE BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL III –

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 also provides our stockholders with the opportunity to cast a separate non-binding advisory vote indicating how frequently the Company should seek a say-on-pay advisory vote on executive compensation from stockholders. The vote provides stockholders with four choices regarding the frequency of a say-on-pay advisory vote: (i) one year, (ii) two years, (iii) three years or (iv) abstain.

As discussed, the Board believes our executive compensation program effectively links executive pay to the financial performance of the Company while also aligning our executive officers’ interests with the interests of our stockholders. After careful consideration, the Board believes an annual say-on-pay advisory vote will allow our stockholders to provide us with timely input regarding our executive compensation program. This annual vote is consistent with our desire to engage with our stockholders regarding our executive compensation program.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board will take into account the outcome of the vote when determining how frequently to request a stockholder advisory vote on future executive compensation decisions for NEOs.

Board Recommendation:	THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THE COMPANY SEEKING AN ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL IV –

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for selecting MRC’s independent, registered public accounting firm. At a meeting held on February 19, 2013, the Audit Committee appointed the firm of Ernst & Young LLP as the independent auditors to audit our financial statements for calendar year 2013. A representative of Ernst & Young LLP will attend the Annual Meeting and will be available to respond to appropriate questions. Although the audit firm has indicated that no statement will be made, an opportunity for a statement will be provided. Stockholder approval of the appointment of Ernst & Young LLP is not required, but the Audit Committee and the Board are submitting the selection of Ernst & Young LLP for ratification to obtain our stockholders’ views. If a majority of the stockholders do not ratify the appointment of Ernst & Young LLP as the independent auditors to audit our financial statements for calendar year 2013, the Audit Committee and the Board will consider the voting results and evaluate whether to select a different independent auditor.

Board Recommendation:	THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

Principal Accounting Fees and Services

The following table presents by category of service the total fees for services rendered by Ernst & Young LLP during the fiscal years ended December 31, 2012 and 2011.

	Year Ended December 31,
	2012	2011
(Dollars in thousands)
Audit Fees(1)	$2,035	$1,578
Audit-Related Fees(2)	$235	$486
Tax Fees(3)	$1,856	$1,789
All Other Fees	—	—

	$4,126	$3,853

(1)	Includes fees for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements, statutory audit services required internationally and reviews of the Company’s quarterly financial statements.
(2)	Includes fees for due diligence services provided in connection with acquisitions.
(3)	Includes fees for compliance, planning and advice with respect to various domestic and foreign corporate tax matters.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of Ernst & Young LLP, our independent registered public accounting firm based upon the quality and efficiency of services provided by the auditors, their global capabilities, and the auditors’ knowledge and expertise of our operations. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by Ernst & Young LLP.

On an ongoing basis, our management presents specific projects and categories of service to the Audit Committee to request advance approval. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of Ernst & Young LLP. On a periodic basis, our management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services, excluding services related to the Company’s internal control over financial reporting, to the chairman of the Audit Committee, provided that any such pre-approvals are reported on at a subsequent Audit Committee meeting. In 2011 and 2012, 100% of Ernst & Young LLP’s services were pre-approved by the Audit Committee.

The Audit Committee’s pre-approval policy with respect to audit and non-audit services is an attachment to the Audit Committee Charter, which is available on our website at www.mrcglobal.com.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation and the Report of the Audit Committee are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by MRC under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that MRC specifically incorporates such information by reference. In addition, the website addresses contained in this Proxy Statement are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

WEBSITE ACCESS TO REPORTS AND OTHER INFORMATION

We file our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and other documents electronically with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain such reports from the SEC’s website at www.sec.gov.

Our website is www.mrcglobal.com. We make available free of charge through the Investor Relations tab of our website our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Ethics for Senior Officers, Board committee charters, and the MRC Code of Ethics are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our Corporate Secretary at 2 Houston Center, Suite 3100, 909 Fannin Street, Houston, Texas 77010.

Houston, Texas

April 1, 2013

  IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

MRC GLOBAL INC.

Annual Meeting of Stockholders

May 8, 2013

2:00 p.m. New York, New York time

Nosotri Room, Millenium Hilton Hotel

55 Church Street

New York, New York 10007

PLEASE SEE THE REVERSE SIDE

FOR VOTING INSTRUCTIONS.

You can vote by telephone or internet

24 hours a day, 7 days a week.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below.

					For ☐	Abstain ☐	All except
I. Election of Directors:	01) 02) 03) 04) 05) 06)	Andrew R. Lane Leonard M. Anthony Rhys J. Best Peter C. Boylan, III Henry Cornell Christopher A.S. Crampton	07) 08) 09) 10) 11) 12)	John F.X. Daly Craig Ketchum Gerard P. Krans Cornelis A. Linse John A. Perkins H.B. Wehrle, III

The Board of Directors recommends a vote “FOR” proposals II. and IV.
	For	Against	Abstain				For	Against	Abstain
II. Advisory vote on executive compensation.	☐	☐	☐		IV.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2013.	☐	☐	☐

The Board of Directors recommends a vote “FOR – EVERY YEAR” on proposal III.
	1 Yr	2 Yrs	3 Yrs	Abstain
III. Advisory vote on the frequency of advisory votes on the Company’s executive compensation.	☐	☐	☐	☐	V.	To transact such other business as may properly come before the Annual Meeting or any adjournment of the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signer hereby revokes all proxies previously given by the signer to vote at said Annual Meeting or any adjournments thereof. Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — MRC GLOBAL INC.

Proxy Solicited on Behalf of the Board of Directors of MRC Global Inc. for the Annual Meeting of Stockholders on May 8, 2013.

The undersigned stockholder of MRC Global Inc. (“MRC”) hereby appoints JAMES E. BRAUN, DANIEL J. CHURAY and BRIAN K. SHORE, jointly and severally with full power of substitution, as proxies to represent and to vote all of the shares of MRC’s Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of MRC Global Inc. to be held on the 8th day of May, 2013, and at any and all adjournments thereof, on all matters coming before said meeting.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS INDICATED. IF NO VOTING DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERENCED ON THE REVERSE SIDE HEREOF.

Voting Instructions

Votes by telephone or internet must be received by 1:00 a.m. Central Time, on May 8, 2013.

To Vote by internet • Go to the following web site: www.investorvote.com/MRC • Follow the steps outlined on the secured website.

To Vote by Telephone

•    Call toll free 1-800-652-VOTE (8683) in the United States, U.S. territories or Canada any time on a touch tone telephone.

•    Follow the instructions provided by the recorded message.

To Vote by Mail

•    Mark, sign and date the proxy card.

•    Return the proxy card in the postage-paid envelope provided.

•    If you vote by telephone or the internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING